Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
NAVITAS SEMICONDUCTOR CORPORATION,
GEMINI ACQUISITION LLC,
GENESIC SEMICONDUCTOR INC.
and
RANBIR SINGH,
THE RANBIR SINGH IRREVOCABLE TRUST DATED FEBRUARY 4, 2022,
and
RANBIR SINGH, as the Stockholder Representative
Dated as of August 15, 2022

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS    1
Section 1.1    Certain Defined Terms    1
Section 1.2    Table of Definitions    13
ARTICLE II THE MERGER    13
Section 2.1    The Merger    13
Section 2.2    Closing; Effective Time    13
Section 2.3    Effects of the Merger    14
Section 2.4    Limited Liability Company Agreement of Surviving Entity.    14
Section 2.5    Directors; Officers    14
Section 2.6    Subsequent Actions    14
Section 2.7    Conversion of Stock    14
Section 2.8    Payment for Shares    15
Section 2.9    Withholding Rights    15
Section 2.10    Transaction Expenses Pay-Off    16
Section 2.11    Merger Consideration Adjustments    16
Section 2.12    Contingent Payments    20
Section 2.13    Restrictions on Post-Closing Sale of Acquiror Common Stock    20
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY    21
Section 3.1    Organization and Qualification    21
Section 3.2    Authority    21
Section 3.3    No Conflict; Required Filings and Consents    21
Section 3.4    Capitalization    22
Section 3.5    Equity Interests    22
Section 3.6    Financial Statements; No Undisclosed Liabilities    23
Section 3.7    Absence of Certain Changes or Events    23
Section 3.8    Compliance with Law; Permits    24
Section 3.9    Litigation    25
Section 3.10    Employee Benefit Plans    25
Section 3.11    Labor and Employment Matters    27
Section 3.12    Insurance    27
Section 3.13    Real Property    28
Section 3.14    Intellectual Property    28
Section 3.15    Taxes    31
Section 3.16    Environmental, Health, and Safety Matters    33
Section 3.17    Material Contracts    33
Section 3.18    Government Contracts    35
Section 3.19    Brokers    36
Section 3.20    Related Party Transactions    36
Section 3.21    Certain Payments    36
Section 3.22    Tangible Personal Property    36
Section 3.23    Product Quality    37
Section 3.24    Product Warranty    37
Section 3.25    Accounts Receivable    37
Section 3.26    Inventory    37
Section 3.27    Exclusivity of Representations and Warranties    37
Section 3.28    Limited Reliance Disclaimer    37
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS    38
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Section 4.1    Authority    38
Section 4.2    Title to Shares    38
Section 4.3    Accredited Investor    38
Section 4.4    Information; Consultation with Counsel and Advisors    38
Section 4.5    Brokers    39
Section 4.6    Ultimate Parent Entity and Size of Person    39
Section 4.7    No Other Representations and Warranties    39
Section 4.8    Limited Reliance Disclaimer    40
ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB    40
Section 5.1    Organization and Qualification    40
Section 5.2    Authority    40
Section 5.3    No Conflict; Required Filings and Consents    41
Section 5.4    Capitalization    41
Section 5.5    Acquiror Public Documents; Financial Statements    42
Section 5.6    Litigation    43
Section 5.7    Absence of Certain Changes    43
Section 5.8    No Prior Activities    43
Section 5.9    Sufficiency of Funds    43
Section 5.10    Brokers    43
Section 5.11    Acquiror’s Investigation    43
Section 5.12    No Other Representations and Warranties    44
Section 5.13    Limited Reliance Disclaimer    44
ARTICLE VI COVENANTS    44
Section 6.1    Covenants Regarding Information    44
Section 6.2    Employee Benefits    44
Section 6.3    Public Announcements    45
Section 6.4    Intentionally Omitted.    45
Section 6.5    R&W Insurance    45
Section 6.6    Release.    46
Section 6.7    Non-Competition; Non-Solicitation    47
Section 6.8    Post-Closing Confidentiality    47
ARTICLE VII TAX MATTERS    48
Section 7.1    Return Preparation    48
Section 7.2    Allocation    48
Section 7.3    Transfer Taxes    49
Section 7.4    Cooperation on Tax Matters    49
Section 7.5    Intended Tax Treatment    49
Section 7.6    Post-Closing Actions    49
Section 7.7    Merger Consideration Adjustments    50
ARTICLE VIII INDEMNITY    50
Section 8.1    Stockholder Indemnity    50
Section 8.2    Acquiror Indemnity    50
Section 8.3    Indemnification Limitations and Qualification Exception    50
Section 8.4    Indemnification Notice and Procedure    53
Section 8.5    Tax Treatment of Indemnity Payments    55
ARTICLE IX CLOSING DELIVERIES    56
Section 9.1    Stockholders’ Deliveries    56
Section 9.2    Deliveries by Acquiror    56
ii

ARTICLE X GENERAL PROVISIONS    57
Section 10.1    Fees and Expenses    57
Section 10.2    Amendment and Modification    57
Section 10.3    Waiver; Extension    57
Section 10.4    Notices    57
Section 10.5    Interpretation    58
Section 10.6    Entire Agreement    59
Section 10.7    Parties in Interest    59
Section 10.8    Governing Law    59
Section 10.9    Submission to Jurisdiction    59
Section 10.10    Disclosure Generally    60
Section 10.11    Personal Liability    60
Section 10.12    Assignment; Successors    60
Section 10.13    Enforcement    61
Section 10.14    Currency    61
Section 10.15    Severability    61
Section 10.16    Waiver of Jury Trial    61
Section 10.17    Counterparts    61
Section 10.18    Electronic, Facsimile or    61
Section 10.19    Legal Representation    61
Section 10.20    Stockholder Representative    63
Section 10.21    No Presumption Against Drafting Party    64
Exhibit A – Escrow Agreement
Exhibit B – R&W Binder Agreement
Exhibit C – R&W Insurance Policy
Exhibit D – Preliminary Closing Statement
Exhibit E – Estimated Closing Balance Sheet
Exhibit F – Form of Final Closing Statement
Exhibit F-1 – Form of Closing Balance Sheet
Exhibit G – Employment Agreements
Exhibit H – Option Agreement
Exhibit I – Form of RSU Award Agreement
Exhibit J – Registration Rights Agreement
Exhibit K – Invention Assignment Agreement

iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 15, 2022 (the “Effective Date”), is between Navitas Semiconductor Corporation, a Delaware corporation (the “Acquiror”), Gemini Acquisition LLC, a Delaware limited liability company and a wholly owned direct subsidiary classified for U.S. federal income tax purposes as a disregarded entity of Acquiror (“Merger Sub”), GeneSiC Semiconductor Inc., a Delaware corporation (the “Company”), and Ranbir Singh (“Singh”), the Ranbir Singh Irrevocable Trust dated February 4, 2022 (together with Singh, the “Stockholders”), and Singh in his capacity as representative of the other Stockholder (in such capacity, the “Stockholder Representative”).
RECITALS
A.    The Boards of Directors of each of Acquiror and the Company and the board of managers Merger Sub have (i) determined that the merger of Company with and into the Merger Sub (the “Merger”) would be advisable and fair to, and in the best interests of, their respective stockholders and members and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act as applicable.
B.    Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement:
“Acquiror Common Stock” means shares of the Acquiror’s Class A Common Stock, par value $0.0001 per share.
“Acquiror Fundamental Representations” the representations and warranties of Acquiror and Merger Sub contained in Sections 5.1 (Organization and Qualification), 5.2 (Authority), 5.4 (Capitalization) and 5.10 (Brokers).
“Acquiror Material Adverse Effect” means any event, change, occurrence or effect that (a) would prevent, materially delay or materially impede the performance by Acquiror of its material obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby or (b) would have a material adverse effect on the business, financial condition or results of operations of the Acquiror; provided however, that with respect to clause (b) only, no event, change, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, an Acquiror Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting any of the industries in which the Acquiror operates, (3) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Merger or any of the other transactions contemplated hereby, (4) any adoption, implementation, modification, repeal or other changes in any applicable Laws (including actions taken by any Governmental Authorities in connection with any of the events set forth in clauses (7), (8), (9) or (10) of this definition, including adoption of or changes in any Public Health Measures) or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing, in each case first enacted or publicly announced after the date hereof, (5) any failure by the Acquiror to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Acquiror Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (6) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, (7) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (8) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening or improvement of such conditions, (9) any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person, (10) the announcement of this Agreement and the transactions contemplated hereby, or (11) any action taken by the Acquiror, which is required or permitted by or resulting from or arising in connection with this Agreement, provided, in the case of clauses (1), (2), (4), (7), (8), (9) and (10), to the extent the impact of such event, change, occurrence or effect is not disproportionately adverse to the Acquiror, taken as a whole, as compared to other companies operating in similar industries and geographic regions (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Acquiror Material Adverse Effect”).
“Action” means any claim, dispute, action, suit, investigation, arbitration or proceeding by or against any Person, whether or not before any Governmental Authority.
“Accrued Income Taxes” means the sum of any and all accrued and unpaid Taxes of the Company with respect to income, revenue, or gross receipts (however denominated) for any Pre-Closing Tax Period, which in the case of any Straddle Tax Period shall be calculated in accordance with Section 7.2, with such amount in all cases further calculated (i) on a jurisdiction-by-jurisdiction basis, with no amount for any jurisdiction being less than zero, (ii) by taking into account (A) the Transaction Tax Deductions and, to the extent not included elsewhere in this Agreement as an upward adjustment to the Merger Consideration, any estimated income Tax payments and overpayments of income Taxes paid to the applicable Governmental Authority with respect to any Pre-Closing Tax Period, and (B) any Tax basis, current period Tax deduction, and Tax credits of the Company attributable to a Pre-Closing Tax Period, in each case of (A) and (B), as reductions of the liability (but not below zero (0)) for income Tax for the Company’s Pre-Closing Tax Period to the extent permissible under applicable Law and to the extent such amounts, as lawfully applied, would actually reduce income Taxes that would otherwise be payable in such Pre-Closing Tax Period, and (iii) by excluding Taxes attributable to actions taken by Acquiror or its Affiliates (or caused to be taken by Acquiror or its Affiliates) outside of the Ordinary Course of Business after the Closing but on the Closing Date and not otherwise contemplated by this Agreement.
“Adjustment Escrow Amount” means $500,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in the Escrow Agreement, including any remaining interest or other amounts earned thereon.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Balance Sheet” means the unaudited Balance Sheet of the Company as at December 31, 2021.
“Business” means the business of designing, manufacturing, producing, and selling silicon carbide semiconductor technologies (including silicon rectifiers) and products.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Washington, D.C.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), including any amendments thereto.
“Cash” means, as at a specified date, the aggregate amount of all cash, cash equivalents and marketable securities held by the Company, including all outstanding security, customer or other deposits, deposits in transit, any received and uncleared checks, wires or drafts and certificates of deposit.
“Closing Cash” means Cash of the Company as of immediately prior to the Closing.
“Closing Cash Merger Consideration” means the Merger Consideration minus the Stock Merger Consideration Value.
“Closing Indebtedness” means the Indebtedness of the Company as of immediately prior to the Closing.
“Closing Inventory” means the Inventory as of the Closing Date.
“Closing Stock Merger Consideration” means a number of shares of Acquiror Common Stock equal to the Stock Merger Consideration Value divided by the Stock Price; provided, that in no event shall the Closing Stock Merger Consideration exceed 24,883,161 shares of Acquiror Common Stock.
“Closing Net Working Capital” means Net Working Capital of the Company as of immediately prior to the Closing.
“Closing Transaction Expenses” means the Transaction Expenses as of immediately prior to the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Common Stock” means (i) the Class A common stock, par value $0.0001 per share, of the Company and (ii) the Class B common stock, par value $0.0001 per share, of the Company.
“Company Fundamental Representations” means the representations and warranties of the Company contained in Section 3.1 (Organization and Qualification), Section 2.2 3.2

(Authority), Section 2.4 3.4 (Capitalization), Section 3.5 (Equity Interests) Section 3.15 (Taxes), and 3.19 (Brokers).
“Company IP” means all (a) Company Owned IP and (b) all Intellectual Property licensed by Company from another Person.
“Company Material Adverse Effect” means any event, change, occurrence or effect that (a) would prevent, materially delay or materially impede the performance by Company of its material obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby or (b) would have a material adverse effect on the business, financial condition or results of operations of the Company; provided however, that with respect to clause (b) only, no event, change, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Company Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting any of the industries in which the Company operates, (3) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Merger or any of the other transactions contemplated hereby, (4) any adoption, implementation, modification, repeal or other changes in any applicable Laws affecting the industry in which the Company operates (including actions taken by any Governmental Authorities in connection with any of the events set forth in clauses (7), (8), (9) or (10) of this definition, including adoption of or changes in any Public Health Measures) or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing, in each case first enacted or publicly announced after the date hereof, (5) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (6) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, (7) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (8) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening or improvement of such conditions, (9) any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person, (10) the announcement of this Agreement and the transactions contemplated hereby, or (11) any action taken by the Company, which is required or permitted by or resulting from or arising in connection with this Agreement, provided, in the case of clauses (1), (2), (4), (7), (8), (9) and (10), to the extent the impact of such event, change, occurrence or effect is not disproportionately adverse to the Company, taken as a whole, as compared to other companies operating in similar industries and geographic regions (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Company Material Adverse Effect”).
“Company Owned IP” means all Intellectual Property owned by the Company.
“Confidential Information” means, in each case in existence as of the Closing, (a) any technical and non-technical information related to a party’s business and current, future and proposed products and services of each of the parties, including for example and without limitation, each party’s respective information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information and marketing plans and (b) any information a party has received from others that may be made known to the other party and which a party is obligated to treat as confidential or proprietary, except that information disclosed by a party will be considered Confidential Information by the other party only if the information (i) is provided as information fixed in tangible form or in writing (e.g., paper, disk or electronic mail), is conspicuously designated as “Confidential” (or with some other similar legend), (ii) if provided orally or visually, is identified as confidential at the time of disclosure or (iii) would reasonably be understood by the recipient at the time of disclosure as confidential or proprietary.
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“Deemed Deletion” is defined in Schedule 1.1(e).
“Employment Agreements” means the employment agreements between the Company and the Key Employees in the form attached as Exhibit G.
“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities laws, and not including any license of Intellectual Property).
“Enterprise Value” means $246,312,986.68.
“Escrow Agent” means Citibank, N.A., or its successor under the Escrow Agreement.
“Escrow Agreement” means the escrow agreement to be entered into by and among the Acquiror, the Escrow Agent, and the Stockholder Representative, substantially in the form attached hereto as Exhibit A.
“Estimated Merger Consideration” means (i) the Enterprise Value, plus (ii) the Estimated Closing Cash, minus (iii) the Estimated Closing Indebtedness, minus (iv) the Estimated Closing Transaction Expenses, and plus or minus, as applicable, (v) the Estimated Working Capital Adjustment.
“Fraud” means, with respect to a party, an actual and intentional common law fraud (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or omission, recklessness or a similar theory) in respect of the making by such party of any representation or warranty expressly set forth in Article III or Article IV, as applicable, with intent to deceive another party, or to induce that party to enter into this Agreement and requires (a) a false representation of material fact set forth in Article III or Article IV of this Agreement; (b) knowledge by the party making such representation that such representation is false; (c) an intention by such party to induce the other party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing such other party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing such other party to suffer actual damage by reason of such reliance.

“Fundamental Representations” means the Acquiror Fundamental Representations and the Stockholder Party Fundamental Representations.
“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.
“Government Contract” means any contract between the Company on the one hand, and (i) the U.S. Government, (ii) any prime contractor to the United States Government in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract described in clause (i) or clause (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Governmental Authority” means any United States, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body of any jurisdiction, including without limitation federal, state, and local jurisdictions in the United States and all non-United States jurisdictions.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“In-Licenses” means all material licenses, sublicenses, or other agreements under which the Company is granted Intellectual Property by another Person (excluding, for the avoidance of doubt, licenses of commercially available, unmodified, “off the shelf” software or software-as-a-service agreements).
“Indebtedness” means, as at a specified date, without duplication, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of (i) indebtedness for borrowed money of the Company (including obligations under leases required to be capitalized under GAAP), (ii) indebtedness of the Company evidenced by any note, bond, debenture or other debt security, (iii) obligations of the Company under any letters of credit, performance bonds or similar obligations, to the extent drawn, (iv) all Accrued Income Taxes and (v) any “applicable employment taxes” (as defined in Section 2302 of the CARES Act) of or with respect to the Company unpaid as of the Closing Date that would have been due on or before the Closing Date but for Section 2302(a)(1) of the CARES Act (including the Paycheck Protection Program), and any other Tax deferral, credit, or benefit pursuant to the CARES Act, the Families First Coronavirus Response Act, the American Rescue Plan Act, or any other change in applicable Law in connection with the COVID-19 Pandemic that has had the result of temporarily reducing (or temporarily delaying the due date of) a Tax payment obligations of or with respect to the Company to a Governmental Authority otherwise due on or before the Closing Date, and (vi) any interest rate swap, forward contract or other hedging arrangement of the Company. Notwithstanding the foregoing, “Indebtedness” does not include (A) any operating or lease obligations not otherwise required to be capitalized under GAAP, (B) any intercompany obligations between or among the Company, (C) obligations under any letters of credit, performance bonds or similar obligations, to the extent not drawn, or (D) trade payables and accrued expenses arising in the Ordinary Course of Business. For the avoidance of doubt, Indebtedness does not include any Indebtedness incurred by the Acquiror and/or any of its Affiliates (and subsequently assumed by the Company) on or after the Closing Date.
“Indemnified Party” means a Person entitled to indemnification under Article VIII.
“Indemnifying Party” means a Person required to provide indemnification under Article X.

“Indemnity Escrow Amount” means $923,673.70.
“Indemnity Escrow Expiration Date” means August 15, 2024.
“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in the Escrow Agreement, including any remaining interest or other amounts earned thereon.
“Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect to the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress and similar rights and applications to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).
"Invention Assignment Agreement” means the IP Assignment and Confidentiality Agreement between Company and Singh dated August 12, 2022 and attached as Exhibit K.
“Inventory” means all inventory of the Company, including raw materials, work-in-process, and finished goods.
“IRS” means the Internal Revenue Service of the United States.
“Key Employees” means Ranbir Singh, Siddarth Sundaresan, Sumit Jadav, and Vamsi Mulpuri.
“Knowledge” with respect to the Company means the actual (but not constructive or imputed) knowledge, after reasonably inquiry, of Ranbir Singh as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).
“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order in force in any legal jurisdiction or promulgated by any Governmental Authority.
“Leased Real Property” means the real property leased by the Company, in each case, as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.
“Loss” means any and all losses, costs, expenses, assessments, judgments, liabilities, or other damages of any nature whatsoever, including interest, penalties and reasonable attorneys’ fees and disbursements; provided, that “Loss” shall not include any consequential, indirect, special (including business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement) exemplary or punitive damages (except to the extent paid or payable by an Indemnified Party to a third party in connection with a Third Party Claim) or, with respect to consequential loss, to the extent resulting from a Stockholder’s breach of its non-competition and non-solicitation covenants in Section 6.12 or its confidentiality covenants in Section 6.13 of this Agreement.
“Material Non-Registered IP” means Company Intellectual Property that (1) is not Company Registered IP and (2) is material to the Company’s business or operations.
“Merger Consideration” means (i) the Enterprise Value, plus (ii) Closing Cash, minus (iii) the Closing Indebtedness, minus (iv) the unpaid Closing Transaction Expenses, if any, plus or minus, as applicable, (v) the Working Capital Adjustment.
“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Company, minus (ii) the current liabilities of the Company, in each case, calculated in accordance with the Applicable Accounting Principles. Notwithstanding anything to the contrary herein, “Net Working Capital” shall include Tax assets and Tax liabilities but, in no event shall “Net Working Capital” include any amounts with respect to Cash, Indebtedness, or Transaction Expenses.
“Non-Fundamental Representations” means the representations and warranties in Articles III, IV, and V, other than the Fundamental Representations.
“Option Agreements” means the Long-Term Incentive Program Option Agreement between Singh and the Acquiror in the form attached as Exhibit H, pursuant to which the Acquiror will issue the number of options to purchase Acquiror Common Stock listed in Exhibit H to the Optionees.
“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person; provided that actions taken (or omitted to be taken) in response to the COVID-19 pandemic or any Public Health Measures shall be deemed to be in the Ordinary Course of Business.
“Out-Licenses” means all licenses, sublicenses, or other agreements under which the Company has granted Intellectual Property to another Person, other than (i) agreements with customers, partners and potential customers and partners for the evaluation, sale, license, support or service of Products in the ordinary course of business consistent with past practice, (ii) agreements with consultants, contractors or vendors where a non-exclusive license is provided in order for the consultant, contractor or vendor to perform its agreed services, (iii) agreements with suppliers and manufacturers entered into in the ordinary course of business consistent with past practice, and (iv) agreements under which a non-exclusive license is incidental to the primary purpose of the agreement and does not involve material Intellectual Property of the Company.
“Pass-Through Income Tax Return” means, for any Tax period ending on or before the Closing Date, any Return of the Company for income Taxes in respect of which items of income, deduction, credit, gain or loss are passed through to the direct or indirect beneficial owners of the Company under applicable Law as a result of the Company being treated as an S corporation within the meaning of Section 1361(a)(1) of the Code.
“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings to the extent reserved for in Company’s Financial Statements, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) to the extent reserved for in Company’s Financial Statements, (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (iv) liens granted to any lender at the Closing in connection with any financing by Acquiror of the transactions contemplated hereby, (v) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (vi) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other similar Encumbrances that do not materially interfere with the present use of the assets of the Company taken as a whole, and (vii) any restriction on transfer applicable to Shares under state, local or federal securities Laws or the organizational documents of the Company.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Post-Closing Covenants” means the post-closing covenants, obligations, and other agreements of the Stockholders and the Acquiror under this Agreement.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Tax period ending on the Closing Date.
“Pro Rata Percentages” means the percentages set forth on Schedule 3.4I, which represent each Stockholders’ fully diluted percentage of the Company Common Stock.
“Products” means products and services of the Company, both current and historical.
“Public Health Measures” means any quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority, the World Health Organization or any industry group in connection with or in response to COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions, in each case, whether such Law, order, directive, guideline or recommendation, or such measures, are in place currently or adopted or modified hereafter.
“R&W Insurance Fees” means all fees, commissions, expenses, premiums, and other underwriting costs relating to obtaining the R&W Insurance Policy.
“R&W Insurer” means AIG Specialty Insurance Company.
“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy issued by the R&W Insurer to the Acquiror, at the Acquiror’s and Stockholders’ expense, and to be attached hereto at Closing as Exhibit C.
“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.
“Return” means any return, declaration, report, statement, information statement, estimate, form, and other document required to be filed with respect to Taxes, including any schedules or other attachment thereto and any amendments thereof.
“RSU” means a restricted stock unit of the Acquiror.

“RSU Award Agreement” means those certain RSU Award Agreements, in the form of Exhibit I hereto.
“RWI Exclusions” is defined in Schedule 1.1(e).
“Stockholder Fundamental Representations” means the representations and warranties contained in Sections 4.1 (Authority; Enforceability), 4.2 (Title to Shares), 4.4 (Brokers), and 4.6 (Ultimate Parent Entity and Size of Person).
“Stockholder Party Fundamental Representations” means the Company Fundamental Representations and the Stockholder Fundamental Representations.
“Stockholder Party Non-Fundamental Representations” means the representations and warranties of Company in Article III and of Stockholders in Article IV, other than the Company Fundamental Representations and the Stockholder Fundamental Representations.
“Stockholder Party Representations” means the Stockholder Party Non-Fundamental Representations and the Stockholder Party Fundamental Representations.
“Shares” means the shares of Company Common Stock.
“Stock Price” means $5.88.
“Stock Merger Consideration Value” means $146,312,986.68.
“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.
“Target Net Working Capital” means $2,600,000.
“Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority including but not limited to any and all U.S. federal, state, local and non-U.S. taxes, rates, levies, assessments and other charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, gross or net income, profits, property, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, escheat, abandoned or unclaimed property, employment or unemployment, excise and property taxes as well as public imposts, fees, capital or capital stock tax, customs and import duties, stamp tax, franchise tax, goods and services tax and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, fines and additions imposed with respect to such amounts.
“Transaction Expenses” means, to the extent not paid by or on behalf of the Company or the Stockholders or otherwise prior to the Closing Date, the fees, costs and expenses incurred by the Company on or prior to the Closing Date in connection with the transactions contemplated by this Agreement, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby (ii) any change of control payments, bonuses, retention obligations or similar amounts payable by the Company that become due solely as a result of the consummation of the transactions contemplated hereby (but, for the avoidance of doubt, not regular performance bonuses or any “double trigger,” contingent or similar payments to any employee in connection with a subsequent termination of employment with the Company of such employee after the Closing), and (iii) the employer portion of any payroll, social security, workmen’s compensation premiums or unemployment Taxes that are required to be paid by the Company in connection with the payments and bonuses enumerated in this definition.
“Transaction Tax Deductions” means, without duplication and regardless of by whom paid, the aggregate amount of (i) any and all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by the Company in connection with or resulting from the Closing (or included as a liability in the Closing Net Working Capital), (ii) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred in respect of the Indebtedness in connection with the Closing or included as a liability in the Closing Net Working Capital, (iii) all fees, costs and expenses incurred by the Company in connection with or incident to this Agreement and the transactions contemplated hereby, including, to the extent “more likely than not” deductible, any such legal, accounting and investment banking fees, costs and expenses, (iv) any employment Taxes with respect to the amounts set forth in the foregoing clauses (i) and (iii), and (v) any applicable expenses or other amounts not otherwise described in clauses (i)-(iv) of this definition that are paid by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement to the extent that such expenses or amounts reduce the Merger Consideration. The parties shall apply the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of any success based fees for purposes of clause (iii) above.
“Transaction Agreements” means this Agreement, the Escrow Agreement, the Employment Agreements, the Option Agreements, the RSU Award Agreements and the Registration Rights Agreement.
“Transactions” means the transactions contemplated by this Agreement.
“Transfer” means to sell, hypothecate, transfer, or otherwise dispose of.
“Working Capital Adjustment” means the Working Capital Overage or the Working Capital Underage, as applicable.
“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.
“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.
Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:
Definition                                          Location
Acquiror Public Documents    4.5(a)
Acquisition Engagement    9.21(a)
Affected    45
Agreement    Preamble
Company    Preamble
Copyrights    1.1
Gibson Dunn    9.21(a)

Intended T    49
Marks    1.1
Patents    1.1
SEC    4.5(a)
Trade Secrets    1.1
ARTICLE II
THE MERGER
Section 2.1    The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, the Company shall be merged with and into Merger Sub pursuant to which (a) the separate corporate existence of the Company shall cease, (b) Merger Sub shall be the surviving entity in the Merger (the “Surviving Entity”) and shall continue its existence as a limited liability company under the laws of the State of Delaware as a wholly owned Subsidiary of Acquiror and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Entity, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Entity.
Section 2.2    Closing; Effective Time.
(a)    The closing of the Merger (the “Closing”) shall take place on the Effective Date or such other date as the parties mutually agree (the “Closing Date”) at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY, 10166-0193 or at such other place as the parties mutually may agree in writing; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. The Closing shall occur effective as of the Effective Time.
(b)    As soon as practicable on the Closing Date, the parties shall cause a certificate of merger in customary form to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”
Section 2.3    Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of the DGCL.
Section 2.4    Limited Liability Company Agreement of Surviving Entity.
(a)    At the Effective Time, the limited liability company agreement of Merger Sub as existing immediately before the Effective Time shall continue to be the limited liability agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law.
Section 2.5    Directors; Officers. From and after the Effective Time, the directors and officers of Merger Sub serving immediately prior to the Effective Time shall be the directors and officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
Section 2.6    Subsequent Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments,

assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Entity as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.
Section 2.7    Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror, Merger Sub, the Company or any holder of any Shares or any shares of capital stock of Merger Sub:
(a)    All of the Shares issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall be converted into the right of the Stockholders to receive the Closing Cash Merger Consideration, the Closing Stock Merger Consideration and the cash portion of the Contingent Payment, if any, in accordance with their Pro Rata Percentages, without interest;
(b)    Each Share that is owned by Acquiror or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;
(c)        Each Share that is held in the treasury of the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor (the Shares described in Section 2.7(b) and this Section 2.7(c), “Cancelled Shares”); and
(d)    Each limited liability company interest of the Merger Sub outstanding immediately prior to the Effective Time shall be converted into one fully paid limited liability company interest of the Surviving Corporation.
Section 2.8    Payment for Shares. Subject to the terms and conditions of this Agreement:
(a)    at the Effective Time, Acquiror or its designee will pay the Estimated Closing Cash Merger Consideration by wire transfer of immediately available funds as follows:
(i)    to the Escrow Agent, the Adjustment Escrow Amount and the Indemnity Escrow Amount in accordance with the wire transfer instructions contained in the Escrow Agreement;
(ii)    to the payees of all Transaction Expenses in accordance with the amounts, account detail, and instructions set forth in the Preliminary Closing Statement (collectively, the “Transaction Expenses Pay-Off”); and
(iii)    to the accounts of the Stockholders specified in the Preliminary Statement, the balance of the Estimated Closing Cash Merger Consideration, in accordance with the allocation in Schedule 3.4.

(b)    At the Effective Time, Acquiror shall issue or cause to be issued to the Stockholders book-entry shares of Acquiror Common Stock representing the Closing Stock Merger Consideration, in accordance with the allocation in Schedule 3.4.
(c)    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company.
(d)    All cash paid upon, or shares of Acquiror Common Stock issued upon, conversion of the Shares in accordance with the terms of this Article II shall be deemed to have been paid or issued in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the Stockholders shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by applicable Law.
Section 2.9    Withholding Rights. Each of Acquiror and the Surviving Entity are entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable tax Law. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Acquiror or the Surviving Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.
Section 2.10    Transaction Expenses Pay-Off. The Transaction Expenses Pay-Off is intended to fully discharge all Transaction Expenses and to terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto. Stockholders shall remain exclusively responsible for paying any Transaction Expenses that remain outstanding at Closing.
Section 2.11    Merger Consideration Adjustments.
(a)    Prior to the Closing the Company delivered to Acquiror a statement substantially in the form of Exhibit D attached hereto (the “Preliminary Closing Statement”) setting forth a good-faith estimate of the Closing Cash Merger Consideration (the “Estimated Closing Cash Merger Consideration”) and each component thereof, including a good-faith estimate of the Company’s (i) Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) Working Capital Adjustment (the “Estimated Working Capital Adjustment”) (iii) Closing Indebtedness (the “Estimated Closing Indebtedness”) (iv) Closing Cash (the “Estimated Closing Cash”) and (iv) Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), each determined as of immediately prior to the Closing (and, except for Estimated Closing Transaction Expenses, without giving effect to the transactions contemplated hereby) based on the Company’s books and records and other information available at the time the Preliminary Closing Statement is delivered, and calculated on a basis consistent with the accounting principles, past practice, assumptions, conventions and policies used in the preparation of the Balance Sheet (including, for the avoidance of doubt, GAAP; provided, that to the extent the accounting principles, past practice, assumptions, conventions and policies used in the preparation of the Balance Sheet deviate from GAAP, GAAP shall control, except to the extent a specific deviation is identified on Schedule 3.6 of the Disclosure Schedule (the “Applicable Accounting Principles”). Company shall submit with the Preliminary Closing Statement its good faith estimated unaudited balance sheet as of Closing from which the Company derived the Estimated Closing Cash Merger Consideration and each component thereof (the “Estimated Closing Balance Sheet”). The Estimated Closing Balance Sheet shall be substantially in the form of Exhibit E and prepared from the books of account of Company in accordance with the Applicable Accounting Principles.

(b)    Within 60 days after the Closing Date, Acquiror shall cause to be prepared and delivered to the Stockholder Representative a written statement substantially in the form of Exhibit F attached hereto (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of (i) the actual Closing Cash Merger Consideration and each component thereof, including the actual Closing Net Working Capital, Working Capital Adjustment, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, each determined as of the immediately prior to the Closing and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated hereby and (ii) the Net Adjustment Amount in accordance with Section 2.11(g). Acquiror shall submit with the Final Closing Statement a balance sheet of the Company as of the Closing Date, substantially in the form provided in Exhibit F-1, from which the Acquiror derived the Closing Cash Merger Consideration and each component thereof (the “Closing Balance Sheet”). The Final Closing Statement and the Closing Balance Sheet shall be prepared from the books of account of Company in accordance with the Applicable Accounting Principles. Acquiror will furnish to the Stockholders’ Representative such work papers and other documents and information relating to the Closing Statement as the Stockholder’s Representative may reasonably request.
(c)    The Final Closing Statement shall become final and binding on the 45th day following delivery thereof, unless prior to the end of such period, the Stockholder Representative delivers to Acquiror written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Net Adjustment Amount, including with respect to the calculation of Closing Net Working Capital, Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Stockholder Representative shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.11(d).
(d)    During the 30-day period following delivery of a Notice of Disagreement by the Stockholder Representative to Acquiror, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Net Adjustment Amount, including with respect to the calculation of Closing Net Working Capital, Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between Acquiror and the Stockholder Representative within such 30-day period shall be final and binding with respect to such items, and if the Stockholder Representative and Acquiror agree in writing on the resolution of each disputed item specified by the Stockholder Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital, Working Capital Adjustment, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If Acquiror and the Stockholder Representative have not resolved all such differences by the end of such 30-day period, Acquiror and the Stockholder Representative shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), the Final Closing Statement, the Closing Balance Sheet, the Notice of Disagreement, and their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Net Adjustment Amount and the Closing Net Working Capital, Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Net Adjustment Amount and the Closing Net Working Capital, Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses. Buyer and Sellers’ Representative will each be provided the opportunity to present to the Independent Accounting Firm such other material that is reasonably relevant to the determination of the Net Adjustment Amount and the Closing Net Working Capital, Working Capital Adjustment, Closing

Indebtedness, Closing Cash and/or Closing Transaction Expenses. The Independent Accounting Firm shall be Grant Thornton LLP, or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Stockholder Representative and Acquiror. Acquiror and the Stockholder Representative shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in Acquiror’s and the Stockholder Representative’s respective calculations of the Net Adjustment Amount and the Closing Net Working Capital, Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses that are identified as being items and amounts to which Acquiror and the Stockholders have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Net Adjustment Amount and the Closing Net Working Capital, Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be based solely on written materials submitted by Acquiror and the Stockholder Representative (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator; provided that the Independent Accounting Firm shall have the power to conclusively resolve differences in disputed items as specified in this Agreement.
(e)    The costs of any dispute resolution pursuant to this Section 3.11, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof (the “Accounting Fees”), shall be borne by Acquiror and the Stockholders in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. For example, if the unresolved disputed items total $1,000 and the Independent Accounting Firm awards $600 to the Stockholders and $400 to Acquiror, then 60% of the Accounting Fees would be borne by Acquiror and 40% of the Accounting Fees would be borne by Stockholders. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement, preparation or review of any Notice of Disagreement, and seeking resolution of the disputed items as applicable, shall be borne by such party.
(f)    Acquiror will, and Acquiror will cause the Surviving Entity (during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Estimated Merger Consideration contemplated by this Section 3.11) to afford the Stockholders and its Representatives reasonable access (taking into account any applicable Public Health Measures), during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Surviving Entity, as the case may be, and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 3.11.  The Acquiror shall authorize its and the Surviving Entity’s accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 3.11;

provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.
(g)    The Merger Consideration shall be adjusted, upwards or downwards, as follows:
(i)    For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to the Closing Cash Merger Consideration (as finally determined pursuant to this Section 3.11) minus the Estimated Closing Cash Merger Consideration;
(ii)    If the Net Adjustment Amount is positive, the Merger Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, (A) Acquiror shall pay the Net Adjustment Amount to the Stockholders (in accordance with their Pro Rata Percentages or as otherwise directed by both Stockholders) and (B) the Acquiror and the Stockholder Representative shall jointly instruct the Escrow Agent to release all funds in the Adjustment Escrow Fund to the Stockholders (in accordance with their Pro Rata Percentages or as otherwise directed by both Stockholders); and
(iii)    If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Merger Consideration shall be adjusted downwards in an amount equal to the lesser of (A) the Net Adjustment Amount and (B) the Adjustment Escrow Amount. In such event, the Stockholder Representative and Acquiror shall jointly instruct the Escrow Agent to release from the Adjustment Escrow Fund to the Acquiror the Net Adjustment Amount. To the extent there are any funds remaining in the Adjustment Escrow Fund after such release, the Stockholder Representative and Acquiror shall jointly instruct the Escrow Agent to release such remaining amounts from the Adjustment Escrow Fund to the Stockholders in accordance with their Pro Rata Percentages or as otherwise directed by both Stockholders. For the avoidance of doubt, if the Net Adjustment Amount exceeds the Adjustment Escrow Amount, the Stockholders shall be obligated to pay the Acquiror any amount in excess of the Adjustment Escrow Amount pursuant to this Section 2.11.
(h)    Payments in respect of Section 2.11(g) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.11 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment.
Section 2.12    Contingent Payments. Subject to the terms and conditions set forth in Schedule 2.12 (the “Contingent Payment Schedule”) and the other terms and conditions of this Agreement, Buyer shall pay to the Stockholders such contingent payments, if any, as are required to be paid pursuant to the Contingent Payment Schedule (the “Contingent Payments”).
Section 2.13    Restrictions on Post-Closing Sale of Acquiror Common Stock.
(a)    For a period of six months following the Closing Date, each Stockholder shall not effect any transfer, or make a public announcement of any intention to effect a Transfer of any Closing Stock Merger Consideration beneficially owned or otherwise held by such Stockholder; provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 2.13(b). On the six month anniversary of the Closing Date, 50% of the Closing Stock

Merger Consideration shall be released from the restrictions set forth in this Section 2.13. The remaining 50% of the Closing Stock Merger Consideration held by any Stockholder shall not be Transferred (except in accordance with Section 2.13(b)) until the earlier of (A) October 19, 2023 or (B) if the reported closing price of one share of Acquiror Common Stock quoted on the Nasdaq Stock Market equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days (whether or not consecutive) within a 30 consecutive trading day period, the first trading day following the last of such 20 trading days.
(b)    Notwithstanding Section 2.13(a), a Stockholder may Transfer shares of Acquiror Common Stock in a transaction that does not constitute an “offer” or “sale” under the Securities Act of 1933, as amended (the “Securities Act”): (i) to an Affiliate of such Stockholder; (ii) to an immediate family member of such Stockholder; (iii) to a trust or other estate planning vehicle for the benefit of such Stockholder or an immediate family member of Stockholder; (iv) pursuant to the laws of testamentary or intestate succession or otherwise involuntarily transferred by operation of law; or (v) if such Stockholder is a partnership, corporation or limited liability company, to any one or more partners, stockholders or members thereof; provided, however, that (A) Stockholder shall give Acquiror written notice prior to the time of such Transfer stating the name and address of the transferee and identifying the shares being transferred to the transferee, (B) such transferee shall provide any other documents or information reasonably required by Acquiror’s transfer agent to effectuate such transfer and (C) such transferee is an “accredited investor” within the meaning of Rule 506 of Regulation D under the Securities Act. Any such transfer of such shares pursuant to this section is referred to as a “Permitted Transfer” and any such transferee is referred to as a “Permitted Transferee”.
(c)    With a view to making available to Stockholders, after October 25, 2022, the benefits of Rule 144 promulgated under the Securities Act, Acquiror shall, for so long as any Stockholders or Permitted Transferees hold any shares of Acquiror Common Stock:
(i)    use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144; and
(ii)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Acquiror under the Securities Act and the Exchange Act so long as Acquiror remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 promulgated under the Securities Act.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Acquiror and Merger Sub as follows:
Section 3.1    Organization and Qualification. The Company is (a) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 3.2    Authority. The Company has the corporate power and authority to execute and deliver this Agreement and, subject to obtaining approval of the Stockholders for the transactions contemplated hereby (“Company Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. Except for obtaining Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).
Section 3.3    No Conflict; Required Filings and Consents. Except as set forth in Schedule 3.3:
(a)    The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not:
(i)    conflict with or violate the certificate of incorporation or bylaws of the Company;
(ii)    conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected; or
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Material Contract.
except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not be material to the Company or prevent, materially delay or materially impede the performance by the Company of its material obligations under this Agreement or the consummation of the transactions contemplated hereby, or that arise as a result of any facts or circumstances relating to Acquiror or any of its Affiliates.
(b)    The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority or any other Person in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except (i) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not be material to the Company or prevent, materially delay or materially impede the performance by the Company of its material obligations under this Agreement or the consummation of the transactions contemplated hereby, or (iv) as may be necessary as a result of any facts or circumstances relating to Acquiror or any of its Affiliates.
Section 3.4    Capitalization. The Company’s authorized and outstanding capital stock is as set forth on Schedule 3.4 of the Disclosure Schedules. All of the Company’s issued and outstanding capital stock is validly issued, fully paid and nonassessable. The Shares constitute all of the issued and outstanding capital stock of the Company. Schedule 3.4 of the Disclosure Schedules sets forth the record holders of all of the Shares, specifying the number of Shares owned by each such holder. All such Shares are owned free and clear of all Encumbrances, other than restrictions on transfer under applicable securities Laws and the organizational documents of the Company. There are no outstanding obligations, options, warrants, convertible securities, stock appreciation rights, profit interests or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to, or make any investment in, any other Person. There are no agreements in effect with respect to the voting or transfer of any of the capital stock of the Company. The Company does not have any Indebtedness for borrowed money or indebtedness of the Company evidenced by any note, bond, debenture or other debt security or under any letters of credit, performance bonds or similar obligations, to the extent drawn.
Section 3.5    Equity Interests. Except as set forth on Schedule 3.5 of the Disclosure Schedules, the Company does not directly or indirectly own any equity, partnership or membership interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership or membership interest in, any Person.
Section 3.6    Financial Statements; No Undisclosed Liabilities. Complete and accurate copies of (a) the unaudited balance sheet of the Company as at year-end 2020 and 2021 and the related statements of income and cash flows of the Company (the “Annual Financial Statements”) and (b) unaudited balance sheet of the Company as at the close of business on March 31, 2022 (the “Interim Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows for the three-month period beginning on January 1, 2022, and ending on the Interim Balance Sheet Date (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”) are attached hereto as Schedule 3.6 of the Disclosure Schedules. Except as set forth on Schedule 3.6, each of the Financial Statements have been prepared from the books and records of the Company fairly and accurately presents, in all material respects, the financial position and results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Company has no liability, indebtedness or obligation of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, whether accrued, absolute, contingent or otherwise, whether known or unknown, except (i) liabilities that are adequately accrued or reserved against in the Financial Statements, (ii) liabilities that were incurred since the date of the Balance Sheet in the Ordinary Course of Business consistent in amount and kind with past practice, or (iii) the Closing Transaction Expenses.
Section 3.7    Absence of Certain Changes or Events. Except as set forth in Schedule 3.7 of the Disclosure Schedules, since the Interim Balance Sheet Date:
(a)    the business of the Company has been conducted, in all material respects, in the Ordinary Course of Business consistent with past practice;
(b)    the Company has not: (i) made, revoked, or modified any material Tax election; (ii) changed any material Tax accounting period or method; (iii) filed any material amended Tax Return; (iv) entered into any closing agreement with respect to a material amount of Taxes; (v) settled any material Tax claim or assessment; or (vi) consented to any extension or waiver of the limitations period for the assessment of any material amount of Tax (other than any implied extension to the statute of limitations caused by filing any Tax Return under an automatic extension obtained in the Ordinary Course of Business);
(c)    no Encumbrance has been placed upon any of the Company’s assets, other than Permitted Encumbrances;
(d)    the Company has not declared any dividend or distribution or redeemed any of its equity securities;
(e)    the Company has not acquired or disposed of any material asset other than in the Ordinary Course of Business;
(f)    there has been no damage, destruction, or casualty loss with respect to any material asset of the Company;
(g)    the Company has not increased the compensation or employee benefits paid or payable to any officer or other employee;
(h)    the Company has not cancelled or waived any material claim or Action;
(i)    the Company has not made any material change in the accounting or auditing or tax methods, practices, or principles of the Company, except as required by Law;
(j)    the Company has not incurred any Indebtedness for borrowed money or indebtedness of the Company evidenced by any note, bond, debenture or other debt security or under any letters of credit, performance bonds or similar obligations, to the extent drawn;
(k)    the Company has not deferred or agreed to defer payment of any payables of the Company or accelerated or agreed to accelerate the collection of any receivables of the Company;
(l)    the Company has not incurred, or agreed to incur, a single capital expenditure (or series of capital expenditures) in excess of $50,000 for additions to property, plant or equipment or capital leases, and which, if purchased, would be reflected in the property, plant or equipment accounts or capital lease accounts of the Interim Balance Sheet;
(m)    the Company has not loaned or advanced money or other property to any present or former director, officer, manager, employee owner, member, or consultant of the Company.
(n)    neither the Company nor any ERISA Affiliate has (i) established, adopted, entered into, amended or terminated any benefit plan, except in the Ordinary Course of Business consistent with past practice (ii) adopted any resolutions in respect of any of the foregoing actions or (iii) established or amended any severance policy, plan or arrangement for employees, officers, or directors of Company; and
(o)     there has not occurred any Company Material Adverse Effect.
Section 3.8    Compliance with Law; Permits.
(a)    Since January 1, 2017, the Company has been in compliance in all material respects with all Laws applicable to it, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b)    The Company has duly obtained and is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Company to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to be material to the Company.
(c)    No representation or warranty is made under this Section 3.8 with respect to ERISA, Taxes or environmental matters, which are covered exclusively by Sections 3.10, 3.15 and 3.16, respectively.
Section 3.9    Litigation. Except as set forth in Schedule 3.9 of the Disclosure Schedules, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing or orally against the Company, and (b) there are no orders, writs, injunctions, or decrees issued by any Governmental Authority that are binding and currently in force against the Company. Neither of the Stockholders has an Action against the Company nor, to the Knowledge of the Company, is there a reasonable basis for any such Action. There is no Action with respect to the Company in which any current officer or director of the Company has been made a party or witness thereto (or, to the Knowledge of the Company, is threatened to be made a party or witness thereto) nor, to the Knowledge of the Company, is any such Action threatened nor is there any reasonable basis for any such Action.
Section 3.10    Employee Benefit Plans.
(a)    Schedule 3.10(a) of the Disclosure Schedules sets forth (i) a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Company or by any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code and with respect to which the Company may incur or be subject to liability under applicable Law (each an “ERISA Affiliate”), in each case, for the benefit of any current or former employee, officer or director of the Company and (ii) a list of all material employment, termination, severance or other contracts, agreements or arrangements, pursuant to which the Company currently has any obligation with respect to any current or former employee, officer or director of the Company (collectively, the “Employee Plans”). The Company has made available to Acquiror a true and complete copy of each Employee Plan or Contract (or has provided a summary of any arrangement not reduced to writing), and, to the extent applicable: (i) all current summary plan descriptions any summary of material modifications, (ii) and the most recent determination letter from the IRS with respect to any Employee Plan, (iii) the most recent actuarial valuations (if any), annual reports required to be filed, or such similar reports, statements, information returns or material correspondence required to be filed with or delivered to any governmental agency (if any) with respect to each Employee Plan (including reports filed on Form 5500 or Form 5500-SF with accompanying schedules and attachments), and (iii) each trust agreement and group annuity or insurance Contract relating to the funding or payment of benefits under any Employee Plan (if any).
(b)    (i) Each Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code and any other applicable Law, (ii) the plan sponsor of each such Plan has performed all material obligations required to be performed by it under any Employee Plan and is not in any material respect in default under or in violation of any Employee Plan and (iii) no material Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened with respect to any Employee Plan by any current or former employee, officer or director of the Company or ERISA Affiliate. All contributions, premiums and benefit payments, fees and expenses under or in connection with each Employee Plan that are required to have been made by the Company or any ERISA Affiliate have been timely made in accordance with the terms of such Employee Plan and applicable Laws with only immaterial exceptions. No Employee Plan, or any insurance Contract related thereto, requires or permits a retroactive increase in premiums or payments on termination of such Employee Plan or such insurance Contract. Neither the Company nor any ERISA Affiliate has incurred, or could reasonably be expected to incur, any unfunded liabilities in relation to any Employee Plan, and for any Employee Plan for which funding is not required, all unfunded liabilities have been properly accrued in all material respects.
(c)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected adversely to affect the qualified status of any such Employee Plan.
(d)    With respect to each Employee Plan, (i) there has not occurred any prohibited transaction in which the Company, any of its subsidiaries or any of their respective employees or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any such Employee Plan (or any related trust), has engaged that could subject the Company or any such employees, or, to the Knowledge of the Company, any such trustee, administrator or other fiduciary to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law and (ii) none of the Company, or any ERISA Affiliate, or any of their respective employees or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Employee Plan (or any related trust) or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company or any employee or trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable Law. No Employee Plan or related trust has been terminated, nor has there been any “reportable event” (as such term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Employee Plan during the last six years, and no notice of a reportable event will be required to be filed in connection with the transactions contemplated hereby. No intention to amend (including any intention to alter the rates or basis of calculation of employer and compulsory employee contributions to the Employee Plans), close, discontinue in whole or in part or exercise any discretion in relation to any Employee Plans has been communicated to any participant or other beneficiary or to any staff representatives or unions.
(e)    Neither the Company nor any ERISA Affiliate has ever sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any Employee Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), or that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate could reasonably expect to incur any liability with respect to any such plan under Title IV of ERISA, or otherwise. No event has occurred and, to the Knowledge of the Company, no condition exists, that has subjected, or would reasonably be expected to subject, the Company or any ERISA Affiliate to any material tax, fine, Encumbrance, penalty or other liability imposed by ERISA, the Code or any other applicable Law, either directly or by reason of the Company’s affiliation with any ERISA Affiliate. No Employee Plan provides benefits after termination of employment except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute or foreign Law (or death or disability benefits provided upon termination due to death or disability).
(f)    Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of U.S. Treasury Regulation Section 1.409A-1(a)(i) has been operated in compliance in all material respects with the Code Section 409A (and all regulatory guidance issued thereunder). The Company has not agreed to provide indemnity with respect to compliance with Code Section 409A to any employee or former employee.
(g)    No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the transaction contemplated in this Agreement (alone or in combination with any other event) by any Participant who is a “disqualified individual” (as defined in U.S. Treasury Regulation Section 1.280G-1) with respect to the Company (each, a “Disqualified Individual”) would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and no such Disqualified Individual is entitled to receive any additional payment from the Company or any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such Disqualified Individual.
(h)    The representations and warranties contained in this Section 3.10 are the only representations and warranties being made with respect to ERISA.
Section 3.11    Labor and Employment Matters.
(a)    The Company is not a party to any labor or collective bargaining contract that pertains to employees of the Company. There are no pending or, to the Knowledge of the Company, threatened Actions concerning labor matters with respect to the Company.
(b)    Schedule 3.11(b) sets forth a complete and accurate list of all persons who are employees of (or independent contractors or consultants that perform services for) the Company (the “Business Employees”) and each such person’s name, current position (including identification of whether such person is an employee, independent contractor, or consultant), hire date, base annual compensation, and other annual compensation (including most recently received annual commission and/or bonus amounts). As of the date of this Agreement, none of the Business Employees is receiving short-term disability, long-term disability, or workers’ compensation benefits or is otherwise on a leave of absence.
Section 3.12    Insurance. Schedule 3.12 of the Disclosure Schedules contains a complete list of all current (i.e., policies whose policy period includes the date hereof) policies for workers’ compensation, property and casualty and other forms of insurance owned or held by the Company. All such policies are in full force and effect and will continue in effect until the Closing (or if such policies lapse prior to the Closing, renewals or replacements thereof will be entered into in the ordinary course of business on commercially reasonable terms prior to the Closing). All premiums with respect thereto have been paid to the extent due. No notice of cancellation or termination has been received by the Company with respect to any such insurance policy or contract.
Section 3.13    Real Property.
(a)    The Company does not and has never owned any real property.
(b)    Schedule 3.13(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company has a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Company has made available to Acquiror the lease agreements for each parcel of Leased Real Property (the “Real Property Lease Agreements”). The Company has provided or made available to Buyer complete and accurate copies of each Real Property Lease Agreement.
(c)    With respect to each Real Property Lease Agreement, (i) neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach, (ii) the Company has not received a written notice of termination nor, to the Knowledge of the Company, an oral notice of termination, and (iii) all rent and other charges currently due and payable thereunder have been paid. Each Real Property Lease Agreement is valid, binding, and enforceable in accordance with its terms by and against the Company, subject to the Enforceability Exceptions.
Section 3.14    Intellectual Property.
(a)    Schedule 3.14(a) sets forth an accurate and complete list as of the date hereof of all registered Marks and applications for registration of Marks (collectively, the “Company Registered Marks”), all Patents (collectively, the “Company Patents”) and all registered Copyrights and all pending applications for registration of Copyrights (together with the Company Registered Marks and the Company Patents, the “Company Registered IP”), in each case, owned by the Company, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing, date of issuance, and names of all current applicant(s) and registered owner(s), as applicable. No Company Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding. All filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been paid.
(b)    Schedule 3.14(b) sets forth a complete and accurate list of all Material Non-Registered IP.
(c)    Schedule 3.14(c) sets forth a complete and accurate list of all In-Licenses.
(d)    Schedule 3.14(d) sets forth a complete and accurate list of all Out-Licenses.
(e)    Each item of Company IP (i) is owned by the Company or available for use under a valid license by the Company and (ii) after the Closing, will continue to be owned by the Company or available for use by the Company on substantially identical terms and conditions as the terms and conditions in effect immediately prior to the Closing, without restriction and without additional payment of any kind to any third party (other than amounts that would have been payable by the Company even if the Transactions did not occur). The Company Intellectual Property constitutes all Intellectual Property rights reasonably necessary to conduct the Business in all material respects as currently conducted by the Company.
(f)    The Company has taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets of the Company, including the adoption of a policy requiring that all employees and independent contractors who are involved in the creation of Intellectual Property or who have access to Trade Secrets of the Company enter into non-disclosure and invention assignment agreements in the Company’s standard forms. There has been no disclosure of Trade Secrets of the Company other than pursuant to binding and enforceable confidentiality and non-use agreements. Company has complied in all material respects with all contractual and legal requirements pertaining to any third party proprietary or confidential information in the possession, custody, or control of Company and, to the Knowledge of the Company, there has been no unauthorized disclosure of such information by Company.
(g)    Each current and former employee and independent contractor of the Company involved in the development of Company Owned IP (or the development, maintenance, or service of the Products) has executed a valid and binding written agreement assigning to the Company all right, title, and interest in any inventions and works of authorship (whether or not patentable) invented, created, developed, conceived and/or reduced to practice during the course and scope of such employee’s employment or such independent contractor’s work for such Company Entity, and all Intellectual Property therein.
(h)    All tangible materials embodying Intellectual Property that the Company is using in the conduct of its business as currently conducted are owned by the Company or have been licensed to the Company pursuant to a written agreement with the third party from which the Company obtained such materials.
(i)    There are no Actions (including any motions, petitions, oppositions, interferences or re-examinations) settled in the past twelve (12) months, or pending, or, to the Knowledge of the Company that are threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any third party by the Company, (ii) challenging the validity, enforceability, registrability, or ownership of any Company Owned IP, or (iii) by the Company alleging any infringement, misappropriation, dilution or violation by any third party of the Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding governmental order or settlement agreement or stipulation that restricts in any manner the use, transfer, or licensing of any such Company Owned IP or of the Company’s Products.
(j)    Except as would not be material to the Company, none of the products or services distributed, sold or offered by the Company, nor any technology or materials used in connection therewith (including the Company IP), infringes upon, misappropriates or otherwise violates any Intellectual Property of any third party, and the Company has not received any written notice (nor, to the Knowledge of the Company, oral notice) asserting that any such infringement, misappropriation or other violation has occurred. To the Knowledge of the Company, no third party is misappropriating or infringing any Intellectual Property owned by the Company.
(k)    The Company has not (i) incorporated Open Source Code into the Products or combined Open Source Code with the Products, (ii) distributed Open Source Code in conjunction with any other software developed or distributed with respect to the Business by the Company, or (iii) used Open Source Code, in each of cases (i) and (ii) above, in a manner that would create an obligation in the Company that any Product source code (other than in-licensed software that is itself Open Source Code) be (w) made available, disclosed or distributed in source code form, (x) licensed for the purpose of making derivative works, (y) redistributable at no charge or minimal charge, or (z) licensed under terms that require the allowance of reverse engineering, reverse assembly, or disassembly of any kind.
(l)    To the Knowledge of the Company, neither the Products nor the internal systems contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that are intended to materially impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, Software, network, or data.
(m)    Except as set forth in Schedule 3.14(m), the Company has not received any support, funding, resources or assistance from any federal, state, local or foreign

Governmental or quasi-Governmental Authority or funding source in connection with the exploitation of the Products or any material Company Owned IP and does not have a pending application or other request for any such support, funding, resources or assistance. No such Governmental Authority has rights to Company Owned IP.
(n)    The privacy practices of the Company conform to its privacy policies in all material respects, and each such privacy policy has at all times complied in all material respects with federal, state, and international Law relating to electronic communications privacy, law enforcement access, reporting of unlawful content, data retention and data transfer. With respect to all personally identifiable information processed or controlled by the Company in connection with its business, the Company has taken commercially reasonable steps consistent with applicable Law to ensure that such information is protected against loss and unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of such information, and there has been no unauthorized disclosure of electronic communications or customer records to any third party, including any Governmental Authority. The Company’s receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of all Protected Information has complied, and complies, in all material respects, with (i) all Contracts to which the Company is a party and (ii) all Information Privacy and Security Laws. No written complaint (and, to the Knowledge of the Company, no oral complaint) relating to an improper use or disclosure of, or a breach in the security of, any Protected Information in the Company’s possession or control has been made or, to the Knowledge of the Company, threatened against the Company. “Information Privacy and Security Laws” means applicable Laws concerning the use, ownership, maintenance, storage, collection, privacy and/or security of Protected Information. “Protected Information” means any information that alone or in combination with other information held by the Company (i) can be used to specifically identify a natural person, (ii) constitutes personal information or health or financial information about an identifiable natural person, or (iii) is governed, regulated or protected by one or more Information Privacy and Security Laws.
Section 3.15    Taxes.
(a)    All income and other material Returns required to have been filed by or with respect to the Company have been timely filed (taking into account any extension of time to file granted or obtained), and such Returns are true, correct, complete and accurate in all material respects and in accordance with applicable Law and no material fact has been omitted therefrom. All income and other material Taxes (whether or not shown on any Return) have been paid or will be timely paid, except for Taxes being contested in good faith by appropriate proceedings.
(b)     The Company has paid or withheld with respect to its Employees and all other third parties all material Taxes required to be withheld or paid, and have timely paid any such Taxes withheld over to the appropriate Governmental Authority, and the Company has complied in all material respects with all associated reporting and recordkeeping requirements.
(c)     The Company has not been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations, on or extending the period for the assessment or collection of, any material Tax. The Company has not requested, received, or entered into any Tax ruling, technical advice memorandum, closing agreement, pricing agreement or similar agreement or ruling with respect to Taxes with any Governmental Authority. The Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. There are no Tax liens on the assets of the Company (other than Permitted Encumbrances).

(d)    No audit or other examination of any Return of the Company has been conducted or is in progress, nor has the Company been notified of any request for such an audit or other examination. No claim has ever been made by a Governmental Authority that the Company is or may be subject to taxation in a jurisdiction in which it does not file Returns.
(e)    As of the Interim Balance Sheet Date, the Company did not have any material Liabilities for unpaid Taxes that had not been accrued or reserved on its current balance sheet, determined in accordance with GAAP, and the Company has not incurred any material Liability for such Taxes since the Interim Balance Sheet Date other than in the ordinary course of business consistent with past practice.
(f)    All Taxes not yet due and payable by the Company have been, in all material respects, properly accrued on the books of account of the Company in accordance with GAAP.
(g)    The Company has never (A) been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Return; (B) been a party to any Tax sharing agreement; or (C) had any liability for the Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign Applicable Law, and including any arrangement for group or consortium relief or similar arrangements) as a transferee or successor, by contract or agreement (other than commercial agreements the primary purpose of which does not relate to Taxes), by operation of Applicable Law or otherwise.
(h)    At all times since its formation, the Company (A) has been properly classified and treated as a “small business corporation” within the meaning of Section 1361(b) of the Code, (B) has had in effect a valid election under Section 1362(a) of the Code, (C) has been validly treated in a similar manner for purposes of the income Tax laws of all states in which it has been subject to taxation where such treatment is legally available, and (D) has had in effect valid election to be so treated in any such state requiring such separate election. No Governmental Authority has ever challenged or otherwise questioned or inquired into the Company’s status as an S corporation.
(i)    The Company has never had “built-in gain” (within the meaning of Section 1374 of the Code). The Company has never acquired an asset in which the acquirer’s basis in the asset was determined (in whole or in part) by reference to the basis of such asset (or any other property) in the hands of a C corporation, as described in Section 1374(d)(8)(A) of the Code.
(j)    The Company has never engaged in a “listed transaction,” as set forth in Treasury Regulation 1.6011-4(b)(2).
(k)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
(l)    The Company is and has at all times been resident for Tax purposes in the United States only and is not and has not at any time been treated as resident in any other country for any Tax purpose (including any convention or arrangement for the avoidance of double taxation). The Company is not subject to Tax in any jurisdiction other than the United States, whether by virtue of having a permanent establishment, place of business, or source of income in that jurisdiction.

(m)    The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting or use of an impermissible method of accounting under Section 481 of the Code, (B) closing agreement under Section 7121 of the Code, (C) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code, (D) election under Section 108(i) of the Code (or, with respect to each of items (A), (B), (C) or (D), under any similar provision of Applicable Law), (E) any transaction accounted for under the installment method, long-term contract method, cash method, or open transaction method of accounting, or (F) receipt of a prepaid amount / prepaid amounts or other income or advance payment eligible for deferral under Code or Treasury Regulations promulgated thereunder, including without limitation, Code Section 451, 455, 456, and 460, Treas. Reg. 1.451-8 and Revenue Procedure 2004-34, received on or before the Closing Date.
(n)    The Company does not own any interest in any entity, or is party to any arrangement, that is treated as a partnership for U.S. federal income tax purposes.
(o)    Except as set forth on Schedule 3.15(o), the Company uses the accrual method of accounting for income Tax purposes.
(p)    The Company has properly collected and remitted all material sales and similar Taxes and is in material compliance with any requirements under applicable Law with respect to sales Taxes.
Section 3.16    Environmental, Health, and Safety Matters.
(a)    The Company is, and since its formation has been, in compliance with all applicable Environmental, Health, and Safety Requirements and has obtained and is in compliance with all environmental Permits necessary for the operation of its business. There are no written claims (or, to the Knowledge of the Company, no oral claims) alleging violation of or liability pursuant to any Environmental, Health, and Safety Requirements pending or threatened against the Company.
(b)    The representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental, Health, and Safety Requirements or with respect to any environmental, health or safety matter, including natural resources, related to the Company.
(c)    For purposes of this Agreement, “Environmental, Health, and Safety Requirements” means all applicable Laws and all binding orders issued by Governmental Authorities concerning public health and safety, worker and occupational health and safety, hazardous substances, and pollution or protection of the environment, including those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.
Section 3.17    Material Contracts.
(a)    Schedule 3.17 of the Disclosure Schedules lists each of the following written contracts and agreements of the Company (such contracts and agreements as described in this Section 3.17(a) being “Material Contracts”):

(i)    contracts (including purchase orders between customers and Company) that provide for receipt by the Company of more than $25,000 per year, including any such contracts with customers or clients;
(ii)    contracts (including any purchase orders between vendors and the Company) that provide for payment by the Company of more than $25,000 per year, including any such contracts with vendors;
(iii)    contracts relating to Indebtedness;
(iv)    contracts that (A) limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or (B) restrict the use, ownership, operation, or alienability of any of the Company’s assets;
(v)    joint venture, partnership or similar agreements or arrangements;
(vi)    contracts for the employment of any current employee;
(vii)    written bonus, pension, profit sharing, retirement or other form of deferred compensation plans, other than as described in Schedule 3.10 or the related Disclosure Schedule;
(viii)    contracts under which the Company leases equipment or other tangible property with a value in excess of $10,000;
(ix)    contracts under which the Company is lessor of or permits any third party to hold or operate any real or tangible property;
(x)    the In-Licenses listed on Schedule 3.14(c) and the Out-Licenses listed on Schedule 3.14(d);
(xi)    all agreements relating to settlement of any Action pursuant to which the Company is subject to ongoing or unfulfilled obligations;
(xii)    any agreement or commitment by the Company to make a capital expenditure or to purchase a capital asset requiring payments in excess of $50,000;
(xiii)    any Government Contract involving payments or receipts in excess of $100,000;
(xiv)    any collective bargaining agreement or agreement with any labor union;
(xv)    any agreement providing for a grant by the Company of any dealing, marketing, co-promotion, agency or sales representative relationship, franchising consignment or distribution right, or any similar provision, to any third party;
(xvi)    contracts that relate to the future disposition or acquisition of material assets or properties by the Company, or any merger or business combination with respect to the Company (other than this Agreement);
(xvii)    retention agreements or other contracts providing for change in control benefits, in each case that may or will become due as a result of the Merger; and

(xviii)    contracts with any Stockholder or Affiliate of the Company (except for any contracts relating to (A) normal compensation or welfare benefits provided for services as an officer, director, or employee of the Company or (B) the Company’s equity securities (other than with respect to equity incentive compensation for employment).
(b)    The Company has provided or made available to Buyer complete and accurate copies of each Material Contract.
(c)    Except as set forth on Schedule 3.17(c), (i) neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of any Material Contract, (ii) the Company has not given notice of termination or non-renewal with respect to any Material Contract and no other party thereto has given notice of termination or non-renewal (excluding, in each case, any non-renewals occurring without notice in accordance with the terms of the underlying Material Contract), (iii) to the Knowledge of the Company, no event has occurred or circumstance exists that, individually or in the aggregate, would give any other party thereto the right to accelerate the Company’s obligations or to terminate any Material Contract, and (iv) each Material Contract is a legal, valid, binding and enforceable agreement, is in full force and effect, and will continue to be in full force and effect on identical terms as of the Effective Time (except as such enforceability may be limited by the Enforceability Exceptions).
Section 3.18    Government Contracts.
(a)    All representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract were current, accurate and complete in all material respects as of their effective date. No termination for default or cure notice or show cause notice under the Federal Acquisition Regulation has been issued in writing and remains unresolved (and is currently in effect as of the date of this Agreement) pertaining to any Government Contract or claim or request for equitable adjustment by the Company by any Governmental Authority or prime contractor or subcontractor to a Governmental Authority, except as set forth in Schedule 3.18.
(b)    Excluding routine indirect rate audits and other routine Defense Contract Audit Agency audits (in which no material irregularities, material misstatements or material omissions were identified), since January 1, 2019, there has not been any audit, inspection, survey or examination of records by a Governmental Authority of the Company with respect to any material irregularity, material misstatement or material omission arising under or relating to any of its Government Contracts.
(c)    To the Company’s Knowledge, none of the Company, nor any of its respective officers, directors or employees, has been or is under indictment, or civil, administrative or criminal investigation involving a Government Contract, including but not limited to any allegations of defective performance or work product, mischarging, factual misstatement, failure to act or other material omission or alleged irregularity. The Company has not entered into any consent order or administrative agreement relating directly or indirectly to any Government Contract. No consent order or administrative agreement relating directly or indirectly to any Government Contract is currently in effect with respect to the Company.
Section 3.19    Brokers. Except for Bank of America Securities LLC, the fees, commissions and expenses of which will constitute Transaction Expenses and be paid at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 3.20    Related Party Transactions. Except as set forth on Schedule 3.20 of the Disclosure Schedule, (a) the Stockholders have no material interest in any property used in the business of the Company or any material interest in any transaction with the Company and (b) there are no loans, leases or other agreements, or transactions between any of the Stockholders and the Company (or any Affiliate of the Company), except any contract relating to normal compensation or welfare benefits provided for services as an officer, director, or employee of the Company or any agreement with respect to the equity securities in the Company owned by Stockholders.
Section 3.21    Certain Payments. Since January 1, 2020, neither the Company nor, to the Knowledge of the Company, any of its respective directors, executives, employees, agents or representatives acting in such capacity on behalf of the Company, (i) has used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used any corporate funds for any unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (iii) has violated any provision of the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”), (iv) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, in each case, in violation of applicable Law, or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar unlawful payment of any nature.
Section 3.22    Tangible Personal Property.    Schedule 3.22 sets forth an accurate and complete list of all tangible personal property with a net book value in excess of $50,000 (a) owned by the Company (the “Owned Personal Property”) and (b) leased by the Company (the “Leased Personal Property” and, together with the Owned Personal Property, the “Personal Property”). The Company has (i) good and valid title to all of the Owned Personal Property, free and clear of all Encumbrances other than Permitted Encumbrances and (ii) valid and enforceable leasehold interests in all of the Leased Personal Property, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of the Company, the Personal Property, together with any immaterial personal property currently in each Company’s possession and to which it has good and valid title, constitutes all personal property reasonably necessary for the Company to operate the business of the Company, in all material respects, as presently conducted. Except as set forth on Schedule 3.22, the Personal Property is maintained by the Company, in all material respects, in good operating condition and repair, reasonable wear and tear excepted.
Section 3.23     Product Quality. Each Product designed, manufactured, distributed, marketed, serviced, sold, leased, or delivered by the Company since January 1, 2017, has been designed, manufactured, distributed, marketed, serviced, sold, leased, or delivered in conformity, in all material respects, with all applicable contractual commitments (including express and implied warranties), corresponding written documentation, and the specifications therefor.
Section 3.24    Product Warranty. Since January 1, 2017, the Company has not received any warranty claims, contractual terminations, or requests for settlement or refund that have resulted in the Company paying (or having agreed to pay) in excess of $10,000 due to the failure of the Products to meet their specifications or contractual requirements or to comply with applicable Law (including export control regulations). The Company’s current warranty Liability does not exceed amounts expended by the Company for warranty claims consistent with historical practice.

Section 3.25    Accounts Receivable. The accounts receivable of the Company, net of allowance for doubtful accounts as reflected in the Financial Statements, represent amounts receivable by the Company for goods or services the Company actually delivered or provided, or represent services billed in advance in accordance with the terms of the customer agreements, in either case prior to Closing, not subject to counterclaim or set-off, and created in the ordinary course of Company’s business.
Section 3.26    Inventory. All Inventory is owned by the Company free and clear of all Encumbrances except Permitted Encumbrances.
Section 3.27    Exclusivity of Representations and Warranties. Neither the Company nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company), except as expressly set forth in this Article III and the Company hereby disclaims any such other representations or warranties.
Section 3.28    Limited Reliance Disclaimer. The Company acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, it has not relied on any statement, representation or warranty, oral or written, express or implied, made by the Acquiror or Merger Sub or of any of their respective Affiliates or Representatives other than those representations and warranties expressly made in Article V of this Agreement (including the related portions of the Schedules) (the “Express Acquiror Representations”). The Company acknowledges and agrees that, except with respect to the Express Acquiror Representations, neither the Acquiror nor Merger Sub (nor any of their respective Representatives) shall have or be subject to any liability to the Company, any Stockholder, or any other Person resulting from the distribution to the Company or to any Stockholder, or for the Company’s or any Stockholder’s use or reliance on, any information, documents, or material furnished or made available to the Company or any Stockholder in any form in expectation of, or in connection with, the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS
Each Stockholder, jointly and severally, represents and warrants to Acquiror and Merger Sub as follows:
Section 4.1    Authority. Such Stockholder has full legal right and all requisite power and authority to enter into, execute, deliver, and perform its obligations under this Agreement and to consummate the Transactions. No approval, authorization, consent, order, filing, registration, or notification is required to be obtained by such Stockholder from, or made or given by such Stockholder to, any Governmental Authority or any other Person in connection with the execution, delivery, and performance of this Agreement or any other Transaction Agreement to which such Stockholder is a party, other than such consents or approvals as have been duly obtained and are in full force and effect. To the extent such Stockholder is not a natural person, such Stockholder has the power and authority to enter into, execute, and perform this Agreement and such execution and performance have been duly authorized by all proper and necessary corporate, trust, limited liability company, or partnership action, as the case may be. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid, and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as limited by the Enforceability Exceptions.
Section 4.2    Title to Shares; Consideration Allocation. Such Stockholder is the holder of record of the Shares set forth opposite his, her, or its name on Schedule 3.4 of the Disclosure

Schedules and such Shares will, as of the Closing, be free and clear of any and all restrictions on transfer or Encumbrance (other than restrictions under applicable securities laws or the organizational documents of the Company or that arise under any finance Contracts or other Contracts of Acquiror or any of its Affiliates). Except for this Agreement, such Stockholder is not a party to any option, warrant, purchase right, or other contract or commitment that would require such Stockholder to sell, transfer, or otherwise dispose of, or create any Encumbrance on, any such Shares. The Stockholders have agreed to and have authorized the allocation of the Closing Stock Merger Consideration and Estimated Closing Cash Merger Consideration to Stockholders as set forth in Schedule 3.4.
Section 4.3    Accredited Investor. Such Stockholder is an “accredited investor” within the meaning of Regulation D under the Securities Act. Such Stockholder is acquiring the Acquiror Common Stock solely for such Stockholder’s own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Such Stockholder acknowledges that the issuance of Acquiror Common Stock to Stockholder will not be registered under the Securities Act, or any state securities laws, and that the Acquiror Common Stock may not be transferred or sold by such Stockholder except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
Section 4.4    Information; Consultation with Counsel and Advisors. Such Stockholder is entering into this Agreement with a full understanding of the terms, conditions, and risks thereof and such Stockholder is capable of and willing to assume those risks. Such Stockholder (a) has consulted with such Stockholder’s own legal, regulatory, tax, business, investment, financial, and accounting advisers in connection herewith to the extent such Stockholder has deemed necessary, (b) has received from Acquiror all necessary information relating to Acquiror and its business and had a reasonable opportunity to ask questions of and receive answers from officers and representatives of Acquiror concerning its financial condition and results of operations and the transactions to which this Agreement relates, and any such questions have been answered to such Stockholder’s satisfaction, (c) has had the opportunity to review all publicly available records and filings and all other documents concerning Acquiror that such Stockholder considers necessary or appropriate in making an investment decision, (d) has reviewed all information that such Stockholder believes is necessary or appropriate in connection with the issuance of the Closing Stock Merger Consideration and (e) has conducted such Stockholder’s own due diligence on Acquiror and the transactions contemplated hereby and has made such Stockholder’s own investment decisions based upon its own judgment, due diligence and advice from such advisers as such Stockholder has deemed necessary and not upon any view expressed by or on behalf of Acquiror. Such Stockholder acknowledges that it has declined and does hereby decline to receive non-public information concerning Acquiror that may or may not be independently known to such Stockholder which may constitute material information with respect to Acquiror or the transactions contemplated hereby.
Section 4.5    Brokers. Except for Bank of America Securities LLC, the fees, commissions and expenses of which will constitute Transaction Expenses and be paid at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.
Section 4.6    Ultimate Parent Entity and Size of Person. The following conditions relating to the HSR Act are met:
(a)    Singh is the Company’s ultimate parent entity (as such term is defined in 16 C.F.R. 801.1(a)(3)).

(b)     As of the Closing Date, Singh’s (together with his spouse and all the entities they jointly or severally control pursuant to 16 C.F.R. 801.1(a)(2) and (b)) annual net sales (as such term is defined in, and determined in accordance with, 16 C.F.R. 801.11) are below US$20,200,000.00.
(c)    As of the Closing Date, Singh’s (together with his spouse and all the entities they jointly or severally control pursuant to 16 C.F.R. 801.1(a)(2) and (b)) total assets (as such term is defined in, and determined in accordance with, 16 C.F.R. 801.11) are below $20,200,000.
(d)    Singh and Company acknowledge and understand that Acquiror is relying on this Section 4.6 to ensure Acquiror’s compliance with the HSR Act.Section 4.7    No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article IV, no such Stockholder has made or makes (and no other Person on behalf of such Stockholder has made or makes) any other express or implied representation or warranty, either written or oral, on behalf of such Stockholder or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company or such Stockholder furnished or made available to Acquiror or Merger Sub.
Section 4.8    Limited Reliance Disclaimer. Each such Stockholder acknowledges and agrees that in making his, her, or its decision to enter into this Agreement and to consummate the Transactions, such Stockholder has not relied on any statement, representation or warranty, oral or written, express or implied, made by Acquiror or Merger Sub or any of their respective Affiliates or Representatives other than the Express Acquiror Representations. Each such Stockholder acknowledges and agrees that, except with respect to the Express Acquiror Representations, neither the Acquiror nor Merger Sub (nor of any of their respective Representatives) shall have or be subject to any liability to the Company, any Stockholder, or any other Person resulting from the distribution to the Company or to any Stockholder, or the Company’s or the Stockholder’s use or reliance on, any information, documents, or material furnished or made available to the Company or any Stockholder in any form in expectation of, or in connection with, the Transactions.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Acquiror and Merger Sub hereby represent and warrant to the Company as follows:
Section 5.1    Organization and Qualification. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, the sole member of which is Acquiror, and has all necessary limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 5.2    Authority. Each of Acquiror and Merger Sub has the corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Acquiror and Merger Sub and by Acquiror as the sole member of Merger Sub. No other corporate or limited liability company proceedings on the part of Acquiror or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and Merger Sub, as applicable and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligations of Acquiror and Merger Sub, as applicable, enforceable against Acquiror and Merger Sub, as applicable, in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions. The transactions contemplated hereby do not require the vote or consent of the holders of any class of capital stock of the Acquiror. As of the date hereof, the Board of Directors of the Acquiror has unanimously approved and declared advisable the transactions contemplated hereby, including the issuance of shares of Acquiror Common Stock to the Stockholders at Closing.
Section 5.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by each of Acquiror and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not:
(i)    conflict with or violate the certificate of incorporation or bylaws of Acquiror or the limited liability company agreement of Merger Sub;
(ii)    conflict with or violate any Law applicable to Acquiror or Merger Sub or by which any property or asset of Acquiror or Merger Sub is bound or affected; or
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which Acquiror or Merger Sub is a party;
except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have an Acquiror Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Company or any of its Affiliates.
(b)    Neither Acquiror nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Acquiror and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, except (i)  for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have an Acquiror Material Adverse Effect or (iv) as may be necessary as a result of any facts or circumstances relating to the Company or any of its Affiliates.
Section 5.4    Capitalization. As of August 12, 2022, the Acquiror’s authorized and outstanding capital stock is as set forth on Schedule 5.4 of the Acquiror Disclosure Schedules. All of the Company’s issued and outstanding capital stock is validly issued, fully paid and nonassessable. Except as set forth on Schedule 5.4 of the Acquiror Disclosure Schedules, (a) there are no outstanding obligations, options, warrants, convertible securities, stock appreciation rights, profit interests or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Acquiror or obligating the Acquiror to issue or sell any shares of capital stock of, or any other interest in, the Acquiror, (b) there are no outstanding contractual obligations of the Acquiror to repurchase, redeem or otherwise acquire any shares of capital stock of the Acquiror and (c) there are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Acquiror. The shares of Acquiror Common Stock to be issued by the Acquiror at the Closing are and shall be duly authorized and validly issued in compliance with all applicable federal and state securities Laws. Upon issuance, the shares of Acquiror Common Stock issuable to the Stockholders at the Closing shall be fully paid, non-assessable and free and clear of any Encumbrances other than restrictions on transfer imposed by applicable securities Laws, this Agreement, the Registration Rights Agreement, and restrictions applicable to executive officers of Acquiror under Acquiror’s Insider Trading Policy. Following the issuance of the shares of Acquiror Common Stock issuable to the Stockholders at the Closing hereunder, the Stockholders shall acquire good, valid and marketable title to such shares of Acquiror Common Stock, free and clear of any Encumbrances except as set forth in the preceding sentence.
Section 5.5    Acquiror Public Documents; Financial Statements.
(a)    Acquiror has filed or otherwise transmitted on a timely basis all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) or other applicable Governmental Authority since September 18, 2020 (all such forms, reports, statements, certificates and other documents filed since September 18, 2020 and prior to the date hereof, collectively, the “Acquiror Public Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment or supplement, each of the Acquiror Public Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Acquiror Public Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror Public Document. There are no outstanding or unresolved comments in comment letters received from the SEC or its staff or any other foreign Governmental Authority with jurisdiction over the Acquiror and, to the knowledge of the Acquiror, none of the Acquiror Public Documents is the subject of ongoing SEC or other regulatory review. Since September 18, 2020, the Acquiror has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq Stock Market or any other applicable securities exchange.
(b)    The audited consolidated financial statements of the Acquiror (including any related notes thereto) included in the Acquiror’s Annual Report on Form 10 K for the fiscal year ended December 31, 2021 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Acquiror and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Acquiror (including any related notes thereto) included in the Acquiror’s Quarterly Reports on Form 10 Q filed with the SEC since December 31, 2021 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Acquiror and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).
(c)    Neither the Acquiror nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Acquiror and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Acquiror’s consolidated balance sheet as of December 31, 2021 (or the notes thereto) included in Acquiror Public Documents, (b) incurred in the Ordinary Course of Business since December 31, 2021, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.
Section 5.6    Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, (a) there is no Action pending or, to the knowledge of the Acquiror, threatened against the Acquiror or any of its Subsidiaries or any of their respective properties by or before any Governmental Authority and (b) neither the Acquiror nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Authority.
Section 5.7    Absence of Certain Changes. Since March 31, 2022, Acquiror has conducted its businesses only in the Ordinary Course of Business consistent with past practice and there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have an Acquiror Material Adverse Effect.
Section 5.8    No Prior Activities. Except for obligations incurred in connection with its organization and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.
Section 5.9    Sufficiency of Funds. Parent has sufficient cash on hand or other sources of immediately available funds to enable it to consummate the Merger upon the terms contemplated by this Agreement, including the payment of all amounts payable hereunder or otherwise as a result of the Merger.
Section 5.10    Brokers. Except for Jefferies LLC, the fees, commissions and expenses of which will be paid by Acquiror in the event of a Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Acquiror or Merger Sub.
Section 5.11    Acquiror’s Investigation . Acquiror is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the transactions contemplated hereby, which investigation, review and analysis were conducted by Acquiror together with expert advisors, including legal counsel, that it has engaged for such purpose. Acquiror and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the transactions contemplated hereby.
Section 5.12    No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article V or in any certificate delivered by the Acquiror or Merger Sub pursuant to this Agreement, neither Acquiror nor Merger Sub (nor any other Person on behalf of Acquiror or Merger Sub) has made or makes any other express or implied representation or warranty, either written or oral.
Section 5.13    Limited Reliance Disclaimer. Acquiror and Merger Sub acknowledge and agree that in making their decision to enter into this Agreement and to consummate the Transactions, neither Acquiror nor Merger Sub, nor any of their respective Representatives, has relied on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Affiliates or Representatives, other than those representations and warranties expressly set forth in Articles III and IV of this Agreement (including the related portions of the Schedules) (the “Express Stockholder Party Representations”). Each of Acquiror and Merger Sub acknowledges and agrees that: (a) except with respect to the Express Stockholder Party Representations, none of the Company, any Stockholder or any of their respective Representatives or any other Person acting on their behalf shall have or be subject to any liability to Acquiror or Merger Sub or any other Person resulting from the distribution to Acquiror or Merger Sub, or Acquiror’s or Merger Sub’s use or reliance on, any information, documents or material made available to Acquiror or Merger Sub in any form in expectation of or in connection with the Transactions; and (b) neither the Company nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.
ARTICLE VI
COVENANTS
Section 6.1    Covenants Regarding Information. For a period of seven years after the Closing or, if shorter, the applicable period specified in the Company’s document retention policy, the Company shall (i) retain the books and records relating to the Company relating to periods prior to the Closing and (ii) afford the Stockholders reasonable access (including the right to make, at the Stockholders’ expense, photocopies), subject to any limitations resulting from any Public Health Measures, during normal business hours, to such books and records; provided, however, that the Company shall notify the Stockholders in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Stockholders the opportunity to copy such books and records in accordance with this Section 6.1(b).
Section 6.2    Employee Benefits.
(a)    Acquiror shall provide, or cause to be provided, to each employee (the “Affected Employees”) or former employees (presently entitled to benefits) of the Company, for a period of one year following the Effective Time, a base salary, annual cash bonus opportunity and other employee benefits that are comparable, in the aggregate, to those currently provided by the Company to its employees.
(b)    Acquiror shall, or shall cause the Surviving Entity to, honor all unused vacation, holiday, sickness and personal days accrued by the employees of the Company under the policies and practices of the Company. In the event of any change in the welfare benefits provided to any employee of the Company under any plan, Acquiror shall, or shall cause the Surviving Entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the Company’s then existing plans absent any change in such welfare coverage plan) and (ii) provide or cause to be provided to each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan. Acquiror shall, or shall cause the Surviving Entity to, provide each Affected Employee with credit for all service with the Company and its Affiliates under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except (i) to the extent that it would result in a duplication of benefits with respect to the same period of services or (ii) with respect to benefit accruals under a pension or similar plan.

(c)    This Section 6.2 is intended to benefit and bind Acquiror, the Surviving Entity and any Person referenced in this Section 6.2, each of whom may enforce the provision of this Section 6.2 whether or not parties to this Agreement. Except as provided in Section 6.2(a), nothing contained in this Section 6.2 shall be construed to create any beneficiary rights in any employee or former employee (including any dependent thereof) of the Company or the Surviving Entity in respect of continued employment for any specified period, nor to require Acquiror or the Surviving Entity to continue any specific employee benefit plans.
Section 6.3    Public Announcements. On and after the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto, including with respect to the filing of the HSR Pre-Merger Notice or with respect to seeking any other approval of a Governmental Authority required to close the Merger, provided that the party required to make such disclosure under applicable Law gives the other Parties reasonable prior notice of such required disclosure to the extent reasonably practicable.
Section 6.4    Intentionally Omitted.
Section 6.5    R&W Insurance. Attached as Exhibit B is an agreement dated as of the date hereof between Acquiror and R&W Insurer pursuant to which Acquiror shall obtain at the Closing the R&W Insurance Policy from the R&W Insurer (the “R&W Binder Agreement”). At the Closing, Acquiror shall cause the R&W Insurance Policy to be issued to Acquiror in accordance with the terms of the Binder Agreement. Acquiror shall pay 100% of the R&W Insurance Fees. The Binder Agreement and the R&W Insurance Policy shall expressly provide that the insurers issuing such policies shall have no right, and shall expressly waive any right, of subrogation, contribution or any other claim against the Company Indemnitors based upon, arising out of, or in any way resulting from this Agreement, the Merger, the Binder Agreement or the R&W Insurance Policy, except in respect of Fraud. The Acquiror Indemnified Parties shall not amend, waive, modify, or otherwise revise any of the terms of the Binder Agreement or the R&W Insurance Policy, including the anti-subrogation waiver contained in the R&W Insurance Policy, in any manner adverse to the Company Indemnitors without the prior written consent of the Company, prior to Closing, or the Stockholders’ Representative, after Closing. Prior to or concurrently with the Closing, Acquiror shall pay 100% of the outstanding R&W Insurance Fees.
Section 6.6    Release.
(a)    Effective as of the Closing, the each Stockholder, on each Stockholder’s own behalf and on behalf of the each Stockholder’s past, present and future agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through the such Stockholder (each, a “Releasing Party”), hereby absolutely, unconditionally and irrevocably releases and forever discharges the Company and its past, present and future directors, managers, members, shareholders, officers, employees, agents, Subsidiaries, Affiliates (including Merger Sub and Company), attorneys, representatives, successors and assigns, from any and all claims (including any derivative claim on behalf of any Person), Actions, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, claims and demands arising out, relating to, against or in any way connected with the Company, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date, or in respect of any event occurring or circumstances existing on or prior to the Closing Date, whether or not relating to claims pending on, or asserted after, the Closing Date, including any claims relating to the entry into this Agreement; provided, however, that the foregoing release does not extend to, include, restrict or limit in any way any claims, rights or remedies available to Stockholders under this Agreement, or any other Transaction Agreement or any third party beneficiary rights Stockholders may have with respect to the R&W Policy. Effective as of the Closing, the Releasing Parties expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Without limiting the generality of the foregoing, each Releasing Party waives all rights under, and acknowledges and agrees that it has read and understands and has been fully advised by its attorneys as to the contents of, Section 1542 of the Civil Code of the State of California, which provides:
(b)    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
(c)    Each Releasing Party understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Releasing Party acknowledges that the Company and the Acquiror and the Merger Sub will be relying on the waiver and release provided in this Section 6.6 in connection with entering into this Agreement and that this Section 6.6 is intended for the benefit of, and to grant third party rights to the Acquiror and its Affiliates (including Merger Sub) to enforce this Section 6.6.
Section 6.7    Non-Competition; Non-Solicitation. The parties acknowledge that the non-competition and non-solicitation covenants of Stockholders set forth below are material terms of this Agreement and that Acquiror would not enter into this Agreement without such covenants.
(a)    Non-Competition. For a period equal to five (5) years from and after the Closing Date, Stockholders shall not, directly or indirectly, own, manage, control, be employed by, operate, or otherwise be engaged a business which develops, produces, sells, licenses, or distributes products in competition with the Business. Notwithstanding the foregoing, nothing herein shall prohibit a Stockholder from (i) being a passive owner of not more than 2% of the outstanding stock of any class of securities of any publicly traded corporation, (ii) performing any services as an employee or consultant for Acquiror or the Company, (iii) engaging or participating in any activity consented to in writing in advance by Acquiror, or (iv) owning, managing, controlling, being employed by, operating, or otherwise being engaged in a business that assembles and tests semiconductors as long as such business does not have other business lines that compete with the Business.
(b)    Non-Solicitation. For a period equal to five (5) years from and after the Closing Date, neither Stockholder shall, directly or indirectly, (i) solicit, recruit, aid, or induce any of the Business Employee to leave his or her employment with the Company or hire any such Business Employee or (ii) solicit or seek to induce any customer of the Company as of the Closing Date to terminate, modify, or diminish in any way its business relationship with Acquiror. Notwithstanding the foregoing, a general, public solicitation for employment, the use of an employee recruiting or search firm to conduct a search that may be targeted to a particular geographic or technical area but that does not specifically target employees of the Company or the hiring of individuals who had their employment terminated by Acquiror within one year prior to such hiring shall not be a violation of this Section 6.8(b).
Section 6.8    Post-Closing Confidentiality. Notwithstanding anything to the contrary in this Agreement, the Stockholders shall hold in confidence and not disclose, publish or make use of, without the prior written consent of Acquiror, any Confidential Information with respect to the business, operations, personnel, assets, or liabilities of the Company; provided that nothing in this sentence shall limit the disclosure by Stockholders of any information (a) to the extent required by applicable Law or judicial process or requested by a Governmental Authority (provided that if permitted by applicable Law, such Stockholder agrees to give Acquiror prior notice of such disclosure in reasonably sufficient time to permit, at its sole cost and expense, Acquiror to attempt to obtain a protective order should it so determine), (b) in connection with any litigation to which such Stockholder is a party (provided that Stockholders has taken all reasonable actions to limit the scope and degree of disclosure in any such litigation), (c) in an indemnity claim brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement, (d) to a Governmental Authority or to its professional advisors in connection with the preparation or filing of a Tax Return or other filing or application required by applicable Law or in connection with its other financial reporting obligations, and (e) to the extent that such documents or information is publicly available through no violation of this Section 6.8 by the Stockholders or their Affiliates or was independently developed by a Stockholder without use of, or reference to, the non-public and proprietary information of the Company.
ARTICLE VII
TAX MATTERS
Section 7.1    Return Preparation. From and after the Closing Date, the Stockholder Representative will cause to be timely prepared and filed with the appropriate Governmental Authority all Pass-Through Income Tax Returns of the Company that are required to be filed after the Closing Date (or, if required by applicable Law, the Acquiror shall file any such Pass-Through Income Tax Returns prepared and delivered by the Stockholder Representative to the Acquiror) and the Acquiror will cause to be timely prepared and filed with the appropriate Governmental Authority all other Returns of the Company for all Pre-Closing Tax Periods that are required to be filed after the Closing Date. All such Returns for any Pre-Closing Tax Period or Straddle Tax Period shall be prepared in a manner consistent with the past practices of the Company except to the extent required under applicable Law. At least thirty (30) days prior to the due date for filing any such Return (taking into account extensions of time to file), to be prepared by the Stockholder Representative, the Stockholder Representative will deliver a draft of such Return to Acquiror to provide Acquiror with an opportunity to review and reasonably comment on such Return. Acquiror will provide any reasonable comments to any such draft Return no later than fifteen (15) days after receipt of such draft from the Stockholder Representative, and the Stockholder Representative will reasonably review and discuss any comments with Acquiror before the Stockholder Representative finalizes or causes to be finalized such Return and will revise such Return to reflect any comments reasonably agreed upon by the parties. Upon finalization, the Stockholder Representative (or Acquiror, if required by Applicable Law) shall cause such Return to be timely filed and will provide a copy to Acquiror. The parties will cooperate fully and promptly in connection with the preparation and filing of such Returns. Any Return described in this Section 7.1 shall be a “Pre-Closing Return.” The Stockholder Representative shall be solely responsible for timely filing, and bearing any Taxes or costs associated with, any Pass-Through Income Tax Returns and shall pay or cause to be timely paid any Taxes, if any, which are shown as due and owing on any other Pre-Closing Return (except to the extent such Taxes were included in the calculation of Indebtedness or Net Working Capital and resulted in the reduction of the final Merger Consideration).
Section 7.2    Allocation. To the extent required or permitted by Law, the parties shall elect to close any taxable year of the Company as of the close of business on the Closing Date. If applicable Law does not permit the Company to close its taxable year on the Closing Date, or in any case in which a Tax is assessed with respect to a Straddle Tax Period, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined to be: (a) in the case of all Taxes

(other than those set forth in clause (b) below), equal to the amount that would be payable if the taxable period ended on the Closing Date based on an interim closing of the books; and (b) in the case of any property Taxes or other such ad valorem Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the amount of such Taxes for the entire period multiplied by a fraction (i) the numerator of which is the number of days in the taxable period prior to and including the Closing Date and (ii) the denominator of which is the total number of days in the entire taxable period. Any Transaction Tax Deductions shall be treated as deductible in the taxable period for the final S corporation Return ending on or before the Closing Date to the maximum extent permitted by Law based on a “more likely than not” or higher level of comfort, and it shall be assumed that none of the Acquiror or any of its Affiliates shall have applied the so called “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to such deductions, and the election under Revenue Procedure 2011-29, 2011-18 I.R.B. to apply the 70% safe harbor to any “success based fee” as defined in Treasury Regulation Section 1.263(a)-5(f) incurred in connection with the transactions contemplated by this Agreement shall be made for U.S. federal income Tax purposes (and, as applicable, applied for state and local income Tax purposes) unless a transaction cost study prepared by a nationally recognized accounting firm supports a higher deduction (in which case such higher deduction shall apply).
Section 7.3    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording, conveyance, and other such Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid fifty percent (50%) by the Acquiror and fifty percent (50%) by the Stockholders, and the Acquiror will file all necessary Tax Returns and other documentation with respect to all such Taxes, with expenses related thereto to be shared equally by Acquiror and the Stockholders. All parties and their affiliates shall join in the execution of any such Tax Returns and other documentation to the extent necessary to prepare and file such Tax Returns. All parties shall use their commercially reasonable efforts to obtain or execute any certificates or other documentation to mitigate, reduce or eliminate any such Taxes.
Section 7.4    Cooperation on Tax Matters. The Acquiror shall use commercially reasonable efforts to provide to the Stockholders, and the Stockholders shall use commercially reasonable efforts to provide to Acquiror, such material documents and other relevant information, at the requesting party’s expense and in a timely fashion, as each may reasonably request of the other, in connection with the filing of Returns pursuant to Section 7.1 and any Tax claims. Such cooperation shall include the retention and, upon the other party’s request and expense, the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Section 7.5    Intended Tax Treatment. The parties intend that the Merger qualify as a “reorganization” under Section 368(a) of the Code (the “Intended Tax Treatment”) and each party shall use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. The parties shall file all returns consistent with, and take no position inconsistent with, the Intended Tax Treatment unless required to do so by applicable Law. None of the parties shall take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Agreement) that would prevent the Merger from qualifying for the Intended Tax Treatment. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) with respect to the Merger.
Section 7.6    Post-Closing Actions. Acquiror and its Affiliates (including on or after the Closing Date, the Surviving Entity) shall not (i) file (except as set forth in Section 7.1) or amend a Return of the Company for any Pre-Closing Tax Period including any Straddle Tax Period, (ii) extend or waive the applicable statute of limitations with respect to a Tax of the Company for any Pre-Closing Tax Period including any Straddle Tax Period, (iii) file any ruling or request with any taxing authority that relates to Taxes or Returns of the Company for any Pre-Closing Tax Period including any Straddle Tax Period, or (iv) make any Tax election with respect to the Company (including an election under Sections 336 or 338 of the Code or any similar provision of foreign, state or local law) that relates to, or is retroactive to, any Pre-Closing Tax Period including any Straddle Tax Period, in each case, without the prior written consent of the Stockholders.
Section 7.7    Merger Consideration Adjustments. Any payment made pursuant to the Escrow Agreement, if any, and the Contingent Payments made under Section 2.12, if any, shall be treated by the parties hereto and their respective Affiliates, for U.S. federal income Tax and other applicable Tax purposes, as an adjustment to the consideration received by the Stockholders in the transactions contemplated by this Agreement, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or similar provision of state Law). Acquiror and Stockholder Representative agree that, for purposes of U.S. federal and other taxes based on income, the Acquiror will be treated as the owner of the Adjustment Escrow Fund and of 100% of the income derived therefrom, and the Acquiror shall report all such income as its taxable income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.
ARTICLE VIII
INDEMNITY
Section 8.1    Stockholder Indemnity. Subject to the limitations set forth in this Article VIII (including Section 8.3), from and after the Closing Date, the Stockholders (collectively, “Stockholder Indemnitors”) shall, jointly and severally, indemnify, defend, and hold harmless Acquiror and its Affiliates (the “Acquiror Indemnified Parties”) from and against any and all Losses of the Acquiror Indemnified Parties arising out of: (a) any breach of any representation or warranty of the Company in Article III, (b) any breach of any representation or warranty of a Stockholder in Article IV of this Agreement, (c) any failure by the Company to fulfill prior to Closing any covenant or other obligation required to be fulfilled by the Company prior to Closing under the terms of this Agreement and (d) any failure by a Stockholder to comply with or fulfill any covenant or other obligation required to be fulfilled by such Stockholder under the terms of this Agreement.
Section 8.2    Acquiror Indemnity. Subject to the limitations set forth in this Article VIII (including Section 8.3), from and after the Closing Date, Acquiror shall indemnify, defend, and hold harmless each of the Stockholder Indemnitors, the Stockholder Representative, and their respective Affiliates (collectively, the “Stockholder Indemnified Parties”) harmless from and against any and all Loss incurred or sustained by the Stockholder Indemnified Parties arising out of (a) any breach of any representation or warranty of Acquiror in Article V of this Agreement, and (b) the failure by Acquiror to comply with any covenant or fulfill any covenant or other obligation required to be fulfilled by Acquiror under the terms of this Agreement.
Section 8.3    Indemnification Limitations and Qualification Exception.
(a)    Survival. The Non-Fundamental Representations shall survive the Closing and remain in full force and effect for a period of two years after the Closing Date and the Fundamental Representations shall survive the Closing and remain in full force and effect for a period of six years after the Closing Date and no indemnification under this Article VIII for any breach of a representation or warranty shall be payable unless a claim therefor is made within the applicable survival period specified in this Section 8.3(a). The Post-Closing Covenants shall survive in accordance with their terms. Notwithstanding anything to the contrary in this Agreement, this Section 8.3(a) shall not alter the survival periods in the R&W Insurance Policy or limit any rights that Acquiror has under the R&W Insurance Policy.

(b)    Materiality Scrape. For purposes of this Article VIII, when determining whether a representation or warranty is inaccurate or has been breached and the amount of Loss related thereto, any Material Adverse Effect or other materiality qualifier contained in such representation or warranty will be disregarded; provided that the foregoing shall not apply to (1) the word “Material” in the defined term “Material Contract”, (2) the use of the term “Company Material Adverse Effect” in Section 3.7(o) or (3) the use of the word material or any materiality qualifier in Section 3.6.
(c)    Non-Fundamental Threshold. Except in the case of Fraud, the Acquiror Indemnified Parties shall not be entitled to indemnification for breach of a Stockholder Party Non-Fundamental Representation unless (i) the Loss for an individual claim of such breach exceeds $10,000 (the “Minimum Loss Amount”) and (b) the aggregate amount of Loss for all individual claims of such breaches exceeds $923,673.70 in the first year after Closing or $615,782.47 thereafter (the “Non-Fundamental Threshold”), provided that, once the Non-Fundamental Threshold has been exceeded, the Stockholders shall be liable only for the Losses in excess of the Non-Fundamental Threshold. Where there is a Loss for breach of a Stockholder Party Non-Fundamental Representation, but such Loss does not exceed the Minimum Loss Amount, such Loss shall be included in the aggregate calculation of whether the Non-Fundamental Threshold has been exceeded.
(d)    Non-Fundamental Cap; Fundamental Caps. Except in the case of Fraud and subject to Section 8.3(e) below, the maximum aggregate indemnification liability of the Stockholder Indemnitors under this Agreement (i) for breach of the Stockholder Party Non-Fundamental Representations shall be an amount equal to $923,673.70 in the first year after Closing or $615,782.47 thereafter (the “Non-Fundamental Cap”) and (ii) for breach of the Stockholder Party Fundamental Representations shall be an amount equal to $1,847,347.40 in the first year after Closing or $1,231,564.93 thereafter (the “Fundamental Cap”).
(e)    RWI Exclusions Cap. Notwithstanding anything to the contrary in Section 8.3(d) or elsewhere in this Agreement, to the extent that the Acquiror or any Acquiror Indemnified Party is entitled to indemnification under Section 8.1(a) or Section 8.1(b), Acquiror or such Acquiror Indemnified Party shall first seek recovery under the R&W Insurance Policy for any such Loss. If recovery for such Loss is denied by the insurer under the R&W Insurance Policy on the basis of such Loss being the subject of an RWI Exclusion or a Deemed Deletion under the R&W Insurance Policy, the Acquiror or such Acquiror Indemnified Party shall be indemnified for such Loss directly by the Stockholders Indemnitors (subject to the limitations contained in this Section 8.3) pursuant to Section 8.1(a) or Section 8.1(b), provided that the maximum aggregate indemnification liability of the Stockholder Indemnitors for any such breaches shall be equal to $1,847,347 (the “RWI Exclusions Cap”), except with respect to such a breach of Section 4.5 (Ultimate Parent Entity and Size of Person) which shall be capped at an amount equal to the Merger Consideration (the “Section 4.5 Cap”). For greater clarity, but subject to the limitation in Section 8.3(f) below, payments under the Non-Fundamental Cap or the Fundamental Cap do not reduce the RWI Exclusions Cap or the Section 4.5 Cap.
(f)    Aggregate Limit. The maximum aggregate indemnification liability of the Stockholders, on the one hand, and of Acquiror, on the other hand, under this Agreement shall not exceed the Merger Consideration (the “Aggregate Limit”), except with respect to claims based on Fraud. For greater clarity, payments under the R&W Insurance Policy shall count toward Sellers’ achievement of the Aggregate Limit. Subject to the limitations set forth in this Section 10.3(f), (i) the maximum aggregate indemnification liability of the Stockholder Indemnitors shall not exceed the aggregate Merger Consideration actually received by the Stockholder Indemnitors, except in the case of Fraud and (ii) the maximum aggregate liability of Acquiror to the Stockholder Indemnified Parties under this Agreement shall not exceed the aggregate Merger Consideration paid by Acquiror to the Stockholders, except in the case of Fraud.
(g)    The Stockholders shall not be obligated to indemnify any Acquiror Indemnified Party with respect to any Loss to the extent that the Loss was incorporated in the calculation of the adjustment of the Merger Consideration, if any, as finally determined pursuant to Section 2.11.
(h)    The Stockholders shall not be obligated to indemnify any Acquiror Indemnified Party with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was reflected on the Financial Statements or the notes thereto, provided that such accrual or reserve was specified with sufficient detail in the Financial Statements or the notes thereto for it to be reasonably apparent on its face that it disclosed the Loss at issue.
(i)    The amount of Losses under this Article VIII shall be determined net of (i) any insurance or other recoveries actually recovered by the Acquiror Indemnified Parties or the Company Indemnified Parties, as applicable, or their Affiliates in connection with the facts giving rise to the right of indemnification (net of costs of collection, deductibles and retro-premium adjustments specifically applicable thereto and (ii) any tax benefit actually realized by the Acquiror Indemnified Parties or the Stockholder Indemnified Parties, as applicable, in connection with the accrual, incurrence or payment of any Losses in the year of occurrence of such Losses.
(j)    To the extent required by applicable Law, the Stockholder Indemnified Parties and the Acquiror Indemnified Parties shall use their respective commercially reasonable efforts to mitigate Losses.
(k)    Except in the case of Fraud and the Acquiror’s right of recovery under the R&W policy, the rights to indemnification provided under this Article VIII shall be the sole and exclusive remedy of the Parties for any Loss arising under this Agreement or relating to the transactions contemplated hereby, including with respect to any representations, warranties, covenants and agreements contained in this Agreement (or in any certificate delivered in connection herewith), whether sounding in contract, tort, warranty, strict liability or any other form, and no party shall be able to avoid the provisions set forth in this Article VIII by electing to pursue some other remedy; provided, however, that (i) the foregoing shall not prohibit specific performance if available under applicable law as a remedy exercisable by either Party with respect to any breach by the other Parties hereto of any provision of this Agreement and (ii) disputes regarding adjustments to the Merger Consideration contemplated by Section 2.11(g) shall be governed and determined in accordance with the terms and limitations set forth in Section 2.11.
(l)    No Acquiror Indemnified Party and no Stockholder Indemnified Party shall be entitled to be compensated more than once for the same Loss, and any excess recovery by an Acquiror Indemnified Party or a Stockholder Indemnified Party with respect to any such Loss shall be paid over to the Stockholder Indemnitors or to the Acquiror, as applicable.
Section 8.4    Indemnification Notice and Procedure(a)    . –Direct Claims - Notice of Loss; Dispute. If an Indemnified Party incurs any Loss for which indemnification may be sought under this Article VIII against an Indemnifying Party, then the Indemnified Party shall assert a claim for indemnification by providing to the Indemnifying Party a written notice as promptly as practicable stating, in reasonable detail, the nature and amount of the Loss and the basis for indemnification under this Article VIII (the “Notice of Loss”) and any other information with respect to such Loss that is reasonably requested by the Indemnifying Party, provided, however, that (subject to Section 8.3(a) (Survival)) any delay by an Indemnified Party in so notifying the

Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent the Indemnifying Party is prejudiced by such delay. If the Indemnifying Party disputes the Indemnified Party’s entitlement to indemnification under a Notice of Loss and such dispute is not resolved within thirty (30) days after an Indemnifying Party’s receipt of a Notice of Loss, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement, Acquiror shall only be required to furnish any such Notice of Loss to Stockholder Representative (and shall not be required to furnish such Notice of Loss to all Stockholders).
(b)    Third Party Claims.
(i)    Notice. An Indemnified Party shall deliver a notice of claim (“Notice of Claim”), together with any other information with respect to such claim that is reasonably requested by the Indemnifying Party, to the Indemnifying Parties promptly after of becoming aware of the assertion of any claim or the commencement of any action, suit or proceeding by a third-party (a “Third Party Claim”) for which indemnification may be sought; provided, however, that (subject to Section 8.3(a) (Survival)) any delay to so notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations to the extent that it is prejudiced by reason of such delay. Notwithstanding anything to the contrary in this Agreement, Acquiror shall only be required to furnish any such Notice of Claim to Stockholders’ Representative (and shall not be required to furnish such Notice of Claim to all Stockholders).
(ii)    Defense of Claim. If the Indemnifying Party does not intend to assume the defense of the Third Party Claim, then it shall give written notice to the Indemnified Party within 30 days of its receipt of the Notice of Claim and request for defense (or such shorter period as is reasonably requested by the Indemnified Party and required in the circumstances) specifying its reasons for rejecting the request for indemnity and defense, together with supporting detail (the “Rejection Notice”). Otherwise, the Indemnifying Party shall assume the requested defense of the Third Party Claim with counsel reasonably satisfactory to the Indemnified Party by giving written notice thereof to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of the Notice of Claim(or such shorter period as is reasonably requested by the Indemnified Party and required in the circumstances), subject to the Indemnifying Party’s right to send a Rejection Notice at a later point and to withdraw from the defense and contest the indemnity obligation based on subsequently available information. If the Indemnifying Party does not assume the defense of the Third Party Claim with counsel reasonably satisfactory to the Indemnified Party by giving such Rejection Notice to the Indemnified Party, then the Indemnified Party may assume such defense. If the Indemnified Party so assumes the defense, then the reasonable out-of-pocket and documented fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Loss” for purposes of this Agreement if it is determined by a court of applicable jurisdiction that the Indemnifying Party was required to indemnify the Indemnified Party for such claim under this Agreement. Notwithstanding anything to the contrary in this Agreement, Acquiror shall be entitled to assume the defense of any Third Party Claim relating to Intellectual Property and the reasonable out-of-pocket and documented fees and expenses of counsel to Acquiror solely in connection therewith shall be considered “Loss” for purposes of this Agreement if it is determined by a court of applicable jurisdiction that the Company Indemnitors were required to indemnify Acquiror for such claim under this Agreement.
(iii)    Participation in Defense. The party not controlling the defense of a Third Party Claim may participate therein at its own expense (in the case of the

Stockholders’ Representative, solely on behalf of the Stockholder Indemnitors); provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from outside counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the reasonable out-of-pocket and documented fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Loss” for purposes of this Agreement unless it is determined by a court of applicable jurisdiction that the Indemnifying Party was not required to indemnify the Indemnified Party for such claim under this Agreement.
(iv)    Cooperation; Reasonable Access. The Indemnified Party and Indemnifying Party shall cooperate with each other in all reasonable respects in the defense of a Third Party Claim. The Indemnified Party shall promptly make available to the Indemnifying Party such information and documentation with respect to a Third Party Claim that the Indemnifying Party may reasonably request, to the extent such information and documentation is reasonably available to the Indemnified Party and at the Indemnifying Party’s expense. The Indemnified Party shall also make available to the Indemnifying Party, at reasonable times and places, such employees of the Indemnified Party as the Indemnifying Party may reasonably request and at the Indemnifying Party’s expense in connection with the defense of such claim.
(v)    Settlement. The Party controlling the defense of the Third Party Claim shall keep the other Party advised of the status of such defense and shall consider in good faith recommendations made by the other Party with respect thereto. The Indemnifying Party shall not agree to any settlement of a Third Party Claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or is reasonably likely to be harmful to the reputation of the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    Indemnity Escrow Fund.
(i)    Subject to the limitations set forth in this Article VIII, and to the extent recovery is not then available under the R&W Insurance Policy, Acquiror hereby agrees that it shall first seek recourse for indemnifiable Losses pursuant to this Article VIII from the Indemnity Escrow Account, to the extent of the amount then held in the Indemnity Escrow Fund, with respect to any indemnification claim asserted hereunder. If the Indemnity Escrow Fund is insufficient to cover the indemnifiable Loss for which the Stockholder Indemnitors are liable, the Stockholder Indemnitors shall be jointly and severally liable on the terms and subject to the limitations set forth in this Agreement.
(ii)    Within ten (10) Business Days following the Indemnity Escrow Expiration Date, the Acquiror and the Stockholders’ Representative shall deliver a joint instruction to the Escrow Agent, instructing the Escrow Agent to release and distribute from the Indemnity Escrow Fund to the Stockholders, in accordance with their Pro Rata Percentages or as otherwise directed by both Stockholders, an amount equal to:
(A)    $923,673.70,
(B)    minus the aggregate amount of distributions, if any, made from the Indemnity Escrow Fund to Acquiror in satisfaction of any indemnification claims made by Acquiror prior to the Indemnity Escrow Expiration Date;

(C)    minus the then-outstanding amount, if any, under any pending Notice of Loss or Notice of Claim delivered in good faith by Acquiror in accordance with Section 8.4(a) or Section 8.4(b), respectively, prior to the Indemnity Escrow Expiration Date (each, as applicable, a “Continuing Claim”).
(iii)    Within 5 days after each Continuing Claim is resolved, Acquiror and the Stockholders’ Representative shall deliver a joint instruction to the Escrow Agent, instructing the Escrow Agent to release from the Indemnity Escrow Fund to the Stockholders, in accordance with their Pro Rata Percentages or as otherwise directed by both Stockholders, an amount equal the amount retained in respect of such resolved Continuing Claim.
Section 8.5    Tax Treatment of Indemnity Payments. Stockholders and Acquiror agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Merger Consideration for all applicable Tax purposes.
ARTICLE IX
CLOSING DELIVERIES
Section 9.1    Stockholders’ Deliveries. As a condition of Closing, Stockholders shall deliver, or cause to be delivered, to Acquiror the following (unless waived by Acquiror):
(a)    a certificate of an officer of the Company dated the Closing Date, which attaches and certifies the written consents of the stockholders and board of directors of the Company consenting to the Merger, waiving all dissenters’ rights, authorizing and approving the execution, delivery, and performance of this Agreement, all other Transaction Agreements, and the consummation of the Transactions, and certifying as to the incumbency of each person executing (as a corporate officer or otherwise) any document executed by the Company and delivered to Acquiror pursuant to this Agreement;
(b)    the Preliminary Closing Statement;
(c)    the Employment Agreements, duly executed by the Key Employees;
(d)    the Option Agreements, duly executed by each of the Optionees;
(e)    the Registration Rights Agreement in the form attached as Exhibit J, duly executed by each of the Stockholders;
(f)    the Invention Assignment Agreement, duly executed by Company and Singh;
(g)    the Escrow Agreement, duly executed by each of the Stockholders; and
(h)    a duly and fully executed IRS Form W-9 from the Company and the Stockholders.
Section 9.2    Deliveries by Acquiror. As a condition of Closing, Acquiror shall deliver, or cause to be delivered, to the Stockholders (with respect to clause 9.2(a)) and to the Stockholders’ Representative (with respect to all other clauses of this Section 9.2) the following, (unless waived by Stockholders’ Representative):

(a)    payment of the Estimated Closing Cash Merger Consideration and issuance of the Closing Stock Merger Consideration, in each case in accordance with Section 2.8(a) of this Agreement;
(b)    a certificate of an officer of the Acquiror and Merger Sub, dated the Closing Date, which attaches and certifies the resolutions duly adopted at a meeting or by written consent of the board of directors or managing member, as applicable, of the Acquiror and Merger Sub consenting to the Merger, authorizing and approving the execution, delivery, and performance of this Agreement, all other Transaction Agreements, and the consummation of the Transactions, and certifying as to the incumbency of each person executing (as a corporate officer or otherwise) any document executed and delivered by the Acquiror or Merger Sub pursuant to this Agreement;
(c)    the Employment Agreements, duly executed by the Acquiror;
(d)    the Option Agreements, duly executed by the Acquiror;
(e)    the RSU Award Agreements, duly executed by the Acquiror;
(f)    the Registration Rights Agreement, duly executed by the Acquiror; and
(g)    the Escrow Agreement, duly executed by the Acquiror.
ARTICLE X
GENERAL PROVISIONS
Section 10.1    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that Stockholders shall be responsible for the payment of all Transaction Expenses. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a willful and material breach of this Agreement by the other.
Section 10.2    Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties at any time prior to the Closing Date. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
Section 10.3    Waiver; Extension. At any time prior to the Effective Time, Acquiror, on the one hand and on behalf of itself and Merger Sub, and the Company, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to the Company, to:
Genesic Semiconductor Inc.
43670 Trade Center Place Ste. 155
Dulles, VA 20166 USA
Attention: Ranbir Singh
E-mail: ranbir.singh@genesicsemi.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Attention: John Gaffney
E-mail: jgaffney@gibsondunn.com
(ii)    if to the Stockholders, to:
(iii)    if to Acquiror, Merger Sub or the Surviving Entity, to:
Navitas Semiconductor Corporation
2101 E. El Segundo Blvd., Suite 205
El Segundo, CA 90245
Attention: General Counsel
E-mail: legalnotices@navitassemi.com
with a copy (which shall not constitute notice) to:
TCF Law Group, PLLC
21 Pleasant Street, Suite 237
Newburyport, MA 01950
Attention: Thomas Farrell, Esq.
Email: tfarrell@tcflaw.com
Section 10.5    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.
Section 10.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof, including the Acquiror’s indications of interest dated January 17, 2022 and March 23, 2022 (as amended). This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties and such party’s closing conditions have been satisfied.
Section 10.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 6.5, Section 6.6 and Article VIII, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.
Section 10.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 10.9    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 10.10    Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
Section 10.11    Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Acquiror or any officer, director, employee, Representative or investor of any party hereto.
Section 10.12    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by Acquiror or Sub) except that Acquiror may: (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (other than as set forth in Article II); (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Acquiror, or any of its respective Subsidiaries or Affiliates; or (c) assign its rights under this Agreement to any Person that acquires Acquiror or Company or substantially all of their respective assets (whether by merger, sale of equity, sale of all or substantially all assets, consolidation, recapitalization, or other business combination); provided, however, that Acquiror shall give written notice of such assignment to the Stockholder Representative after such assignment and no assignment shall limit or relieve the Acquiror of its obligations hereunder. Any assignment in violation of this Section 10.12 shall be null and void. Subject to the preceding sentences of this Section, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.13    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 10.14    Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 10.15    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 10.16    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.17    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 10.18    Electronic, Facsimile or.pdf Signature. This Agreement may be executed electronically or by facsimile or .pdf signature and an electronic, facsimile, or .pdf signature shall constitute an original for all purposes. This Agreement may be delivered by transfer of such a signed document by e-mail or other electronic means, which will constitute effective delivery for purposes of this Agreement.
Section 10.19    Legal Representation.
(a)    Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Entity) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Stockholders and for the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including Acquiror.
(b)    Only the Stockholders, the Company and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement. Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Entity) acknowledges and agrees that all confidential communications between the Stockholders, the Company and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Stockholders and their respective Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by Acquiror or the Company (or, after the Closing, the Surviving Entity) upon or after the Closing. Accordingly, Acquiror shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs. If Sellers transfer any such communications to Acquiror or Merger Sub with the electronic records of the Company, it shall not be a violation of this provision for Acquiror or Merger Sub to inadvertently access such communications as long as such access is terminated promptly upon discovery by Acquiror or Merger Sub that such record is such a communication. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Stockholders and their respective Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the

Company (or, after the Closing, the Surviving Entity) or Acquiror by reason of any attorney-client relationship between Gibson Dunn and the Company or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Stockholders and their respective Affiliates; provided that such representatives, accountants and advisors are instructed to maintain the confidence of such attorney-client communications). Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Entity) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to the Stockholders and/or their respective Affiliates. If and to the extent that, at any time subsequent to Closing, Acquiror or any of its Affiliates (including, after the Closing, the Surviving Entity) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Entity) shall be entitled to waive such privilege only with the prior written consent of the Stockholders (such consent not to be unreasonably withheld).
(c)    Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Entity) acknowledges and agrees that Gibson Dunn has acted as counsel for the Stockholders, the Company and their respective Affiliates and that the Stockholders reasonably anticipate that Gibson Dunn will continue to represent him and/or his respective Affiliates in future matters. Accordingly, Acquiror, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Entity) expressly (i) consents to Gibson Dunn’s representation of the Stockholders and/or their respective Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of Acquiror and the Surviving Entity, on the one hand, and the Stockholders or any of their respective Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Gibson Dunn may have previously advised the Stockholders, the Company or their respective Affiliates and (ii) consents to the disclosure by Gibson Dunn to the Stockholders or their respective Affiliates of any information learned by Gibson Dunn in the course of its representation of the Stockholders, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Gibson Dunn’s duty of confidentiality.
(d)    From and after the Closing, the Surviving Entity shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Surviving Entity to represent the Surviving Entity after the Closing and either (i) such engagement involves no conflict of interest with respect to the Stockholders and/or any of their respective Affiliates or (ii) the Stockholders and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Surviving Entity by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Surviving Entity in order to represent or continue so representing the Stockholders.
(e)    Each of the parties to this Agreement consents to the arrangements in this Section 10.19(e) and waives any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn permitted hereunder.
Section 10.20    Stockholder Representative. Immediately upon the approval of this Agreement by the requisite vote or written consent of the Stockholders, each Stockholder shall be deemed to have consented to the appointment of Ranbir Singh as such Stockholder’s representative and attorney-in-fact, with full power of substitution to act on behalf of the Stockholders to the extent and in the manner set forth in this Agreement. All decisions, actions, consents and instructions by the Stockholder Representative shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. Acquiror shall not have the right to object to, dissent from, protest or otherwise contest the authority of the Stockholder Representative. Acquiror and Merger Sub shall be entitled to rely on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of the Stockholders, and Acquiror and Merger Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. Each of the Stockholders hereby waives any claims they may have or assert, including those that may arise in the future, against the Stockholder Representative for any action or inaction taken or not taken by the Stockholder Representative in connection with such person’s capacity as Stockholder Representative except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute gross negligence or willful misconduct.
Section 10.21    No Presumption Against Drafting Party. Each of Acquiror, Merger Sub, the Company, and each Stockholder acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
NAVITAS SEMICONDUCTOR CORPORATION
By: /s/ Gene Sheridan___________________
Name: Gene Sheridan
Title: Chief Executive Officer
GEMINI ACQUISITION LLC
By: /s/ Gene Sheridan
Name: Gene Sheridan
Title: Chief Executive Officer
GENESIC SEMICONDUCTOR INC.
By: _________________________________
Name: Ranbir Singh
Title: President/Chief Executive Officer
RANBIR SINGH
By: _______________________________
Ranbir Singh, individually and in his capacity as the Stockholder Representative
THE RANBIR SINGH IRREVOCABLE TRUST DATED FEBRUARY 4, 2022
By: ___________________________________
Name: The Bryn Mawr Trust Company of Delaware
Title: Trustee

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
NAVITAS SEMICONDUCTOR CORPORATION
By: __________________________________
Name:
Title:
GEMINI ACQUISITION LLC
By: __________________________________
Name:
Title:
GENESIC SEMICONDUCTOR INC.
By: /s/ Ranbir Singh
Name: Ranbir Singh
Title: President/Chief Executive Officer
RANBIR SINGH
By: /s/ Ranbir Singh
Ranbir Singh, individually and in his capacity as the Stockholder Representative
THE RANBIR SINGH IRREVOCABLE TRUST DATED FEBRUARY 4, 2022
By: ___________________________________
Name: The Bryn Mawr Trust Company of Delaware
Title: Trustee

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
NAVITAS SEMICONDUCTOR CORPORATION
By: __________________________________
Name:
Title:
GEMINI ACQUISITION LLC
By: __________________________________
Name:
Title:
GENESIC SEMICONDUCTOR INC.
By: _________________________________
Name: Ranbir Singh
Title: President/Chief Executive Officer
RANBIR SINGH
By: _______________________________
Ranbir Singh, individually and in his capacity as the Stockholder Representative
THE RANBIR SINGH IRREVOCABLE TRUST DATED FEBRUARY 4, 2022
By: /s/
Name: The Bryn Mawr Trust Company of Delaware
Title: Trustee

[Signature Page to Merger Agreement]